                                                                    Exhibit 10.9


                             STOCKHOLDERS AGREEMENT


     STOCKHOLDERS AGREEMENT dated as of December 19, 1995 by and among New American Healthcare Corporation, a Tennessee corporation (the "Company"), Welsh, Carson, Anderson & Stowe VII, L.P. ("WCAS VII") and the several parties named in
Schedule I hereto (collectively, the "WCAS Stockholders"), and the several parties named in Schedule II hereto (collectively, the "Founder Stockholders"). The WCAS Stockholders and the Founder Stockholders are herein collectively referred to as the "Stockholders" and individually as a "Stockholder".

     WHEREAS, the Company has entered into a Securities Purchase Agreement dated as of December 19, 1995 (the "Purchase Agreement"), with the Stockholders pursuant to which (i) the WCAS Stockholders and certain of the Founder Stockholders will on the Initial Closing Date (as defined therein) purchase 5,026,500 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), and (ii) the WCAS Stockholders and certain of the Founder Stockholders may in the future purchase (a) up to 250,000 shares of the Company's Series A Non-Convertible Cumulative Preferred Stock, $0.01 par value (the "Series A Preferred Stock"), and (b) up to 235,000 shares of the Company's Series B Convertible Preferred Stock, $0.01 par value (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock");

     WHEREAS, If all of the Preferred Stock were to be purchased pursuant to the Purchase Agreement, the WCAS Stockholders and the Founder Stockholders would own the respective numbers of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock appearing opposite their respective names in Schedules I and II hereto; and

     WHEREAS, all of the Stockholders believe that it is in the best interests of the Company that certain arrangements be made among themselves with respect to the election of directors of the Company and with respect to certain other matters;

     NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties hereto hereby agree as follows:

     SECTION 1. Designated Directors. (a) For the period specified in clause (c) below, the Stockholders will vote all shares of voting capital stock of the Company held by them and will otherwise use their best efforts to cause to be elected to the Board of Directors of the Company up to a maximum of seven individuals, of whom (i) so long as the Founder Stockholders, in the aggregate, own at least 50% of the Common Stock owned by them on the First Closing Date (as defined in the Purchase Agreement) or subsequently acquired by them pursuant to the Purchase Agreement (treating for purposes of such computation each holder of Series B Preferred Stock as the holder of the number of shares of

Common Stock at the time issuable upon conversion of such shares), two shall be designated by a majority in interest (based upon voting power) of the Founder stockholders (the "Founder Stockholders Designees"), Robert M. Martin and Dana
C. McLendon, Jr. being initially so designated, (ii) so long as the WCAS Stockholders, in the aggregate, own at least 50% of the Common Stock acquired by them on the First Closing Date or subsequently acquired by them pursuant to the Purchase Agreement (treating for purposes of such computation each holder of Series B Preferred Stock as the holder of the number of shares of Common Stock at the time issuable upon conversion of such shares), two shall be designated by a majority in interest (based upon voting power) of the WCAS Stockholders (the "WCAS Stockholders Designees"), Richard H. Stowe and James B. Hoover being initially so designated, and (iii) up to three shall be individuals (the "Mutual Designees") mutually agreed upon and nominated for shareholder approval by the Founder Stockholders Designees and the WCAS Stockholders Designees. No Mutual Designee may be nominated at a board meeting unless there are an equal number of Founder Stockholder Designees and WCAS Stockholder Designees present. The Company shall pay all reasonable out-of-pocket expenses incurred by any such individual or individuals in attending meetings of the Company's Board of Directors and committee meetings thereof.

     (b) A majority in interest (based upon voting power) of the WCAS Stockholders or the Founder Stockholders, as the case may be, may from time to time choose any or all of the persons who are to be WCAS Stockholder Designees or Founders Stockholder Designees, as the case may be, and shall have the right to cause the removal or replacement of any of their respective designees. If any WCAS Stockholder Designee or Founder Stockholder Designee, as the case may be, shall cease to be a member of the Board of Directors of the Company by reason of resignation, death, disability or removal or otherwise, then a majority in interest (based upon voting power) of the WCAS Stockholders or the Founding Stockholders, as the case may be, shall designate a successor to such person as a WCAS Stockholder Designee or Founder Stockholder Designee, as the case may be. A majority of interest (based upon voting power) of either the WCAS Stockholders or the Founder Stockholders shall have the right, in their sole discretion, to cause the removal of any Mutual Designee. If any Mutual Designee shall cease to be a member of the Board of Directors of the Company by reason of resignation, death, disability or removal or otherwise, then any successor Director shall be nominated and appointed only pursuant to Section l(a) hereof. The Company, the Founder Stockholders and the WCAS Stockholders agree that, once elected, no Founder Stockholder Designee or WCAS Stockholder Designee shall be removed without the approval of a majority of interest (based upon voting power) of the Founder Stockholders or the WCAS Stockholders, as the case may be.

     (c) The obligation of the Founder Stockholders and the WCAS Stockholders contained in this Section 1 shall terminate on the earlier to occur of (i) the fifth anniversary of this Agreement and an Initial Public Offering. The term "Initial Public Offering" means the earlier to occur of (x) a firm commitment public offering of Common Stock of the Company registered pursuant to the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder (the "Securities Act") (A) at a price to the public of not less than $10.00 per share and (B) resulting in proceeds to the Company of not less than $20,000,000, after deduction of underwriting discounts and commissions but before deduction of other expenses of issuance, or (y) the merger or consolidation by the Company with or into a company which has capital stock which is publicly traded and which throughout the Relevant Time Period (as hereinafter defined) has a public float of at least $30,000,000 and which merger or consolidation is on terms whereby shares of Common Stock are exchanged for publicly traded stock, and the fair market value of the consideration to be received for each share of Common Stock is equal to or greater than $10.00. The term "Relevant Time Period" means the ten consecutive trading days commencing two trading days after the public announcement of the terms of the proposed merger or consolidation.

     SECTION 2. Change of Control: Amendment of By-Laws or Charter. In addition to any other requirements imposed by applicable law or the terms of the Preferred Stock, until the earlier to occur of the fifth anniversary of this Agreement and an Initial Public Offering, provided that the WCAS Stockholders (in the aggregate) and the Founders (in the aggregate) own at least 50% of the Common Stock of the Company owned by them on the First Closing Date or subsequently acquired by them pursuant to the Purchase Agreement (treating for purposes of each such computation each holder of Series B Preferred Stock as the holder of the number of shares of Common Stock at the time then issuable upon conversion of such shares), the approval of both of (i) not less than a majority in interest (based upon voting power) of the WCAS Stockholders and their successors (if any) and (ii) one or more of the Founder Stockholders owning, in the aggregate, at least two percent (2.0%) of the outstanding Common Stock of the Company (treating for purposes of such computation each holder of Series B Preferred Stock as the holder of the number of shares of Common Stock at the time issuable upon conversion of such shares) shall be required to approve the following:

     (a) a transaction whereby the Company shall merge or consolidate with or into another entity (other than the consolidation or merger of a wholly-owned subsidiary with or into the Company and other than a merger involving the Company in which the holders of at least 51% of the outstanding Common Stock, on fully diluted basis, immediately prior to such merger hold at least 51% of the outstanding capital stock of the surviving entity in any such merger or consolidation, on a fully diluted basis in substantially the same proportions, immediately after the merger);

     (b) the sale of more than 33% of the Company's assets; and

     (c) any amendment of the Charter or By-laws of the Company.

     SECTION 3. Notice of Certain Sales. To the extent that WCAS VII determines, in its sole discretion, that so notifying the Founder Stockholders is practicable under the circumstances and will not in any way be adverse to its interests, it intends to endeavor to notify the Founder Stockholders of its intention to sell any of the shares of Common Stock or Preferred Stock owned by it for the purpose of allowing the Founder Stockholders the opportunity to consider the acquisition of all such shares, it being understood that WCAS VII reserves the right to sell any or all of the shares of Common or Preferred Stock owned by it to any person and at any time and under any terms and conditions as it shall determine in its sole discretion to be in its own best interest. This
Section 3 shall not be deemed to create a contractual obligation on the part of WCAS VII or right of first refusal requiring WCAS VII to offer the shares to the Founder Stockholders.

     SECTION 4. Co-Sale Rights. (a) If WCAS VII proposes to sell, exchange or otherwise dispose of (other than in a manner permitted by Section 4(e) below) any shares of Common Stock or Series B Preferred Stock held by it in a single transaction or in a series of related transactions and the effect of such sale would be to reduce or further reduce the aggregate number of shares of Common Stock (assuming for this purpose that all shares of Series B Preferred Stock owned by WCAS VII has been converted into Common Stock) then held by WCAS VII to less than 66 2/3% of the sum of (i) the aggregate number of shares of Common Stock purchased by WCAS VII on the Initial Closing Date (as defined in the Purchase Agreement) and (ii) the aggregate number of shares Common Stock into which the aggregate number of shares of Series B Preferred Stock theretofore purchased by WCAS VII pursuant to the Purchase Agreement have been or could be converted, WCAS VII shall give written notice (a "Co-Sale Notice") to the Company setting forth the terms and conditions of such proposed transaction. Upon receipt of such Co-Sale Notice, the Company shall promptly forward a copy thereof to each Founder Stockholder that then holds shares of Common Stock or Series B Preferred Stock (collectively, the "Eligible Founders"), together with a statement setting forth (i) the total number of shares of Common Stock then owned by all Eligible Founders (treating all Series B Preferred Stock owned by them as having been converted) and (ii) the Group Total (as defined in Section 4(b) below).

     (b) The Eligible Founders shall have the right, exercisable by any Eligible Founder wishing to participate therein only by written notice from such Eligible Founder to the Company (within ten (10) business days after receipt of any

Co-Sale Notice) of such Founder's election to sell (on the terms and conditions set forth in such Co-Sale Notice), its pro rata portion of the aggregate number of shares of Common Stock or Series B Preferred Stock or both, as the case may be, to be sold by all Eligible Founders at that time (the "Group Total"), such amount to be equal to the aggregate number of shares of Common Stock or Series B Preferred Stock or both, as the case may be, to be sold multiplied by a fraction, the numerator of which is the aggregate number of shares of Common Stock or Series B Preferred Stock or both, as the case may be, then owned by all Eligible Founders and the denominator of which is the aggregate number of shares of Common Stock or Series B Preferred Stock or both, as the case may be, then owned by the Eligible Founders and WCAS VII. Each Eligible Founder shall be entitled to elect to sell a number of shares of the applicable security (its "Shares") obtained by multiplying the Group Total by a fraction, the numerator of which is the number of shares of such security owned by such Eligible Founder and the denominator of which is the aggregate number of shares of such security owned by all Eligible Founders. The failure by an Eligible Founder to sell shares pursuant to the co-sale rights hereunder on any occasion shall not affect its right to sell shares pursuant to the co-sale rights hereunder on any subsequent occasion.

     (c) If the acquiror is acquiring shares of Common Stock or Series B Preferred Stock or both, as the case may be, in a single transaction or in a series of related transactions, (i) the price per share of each such security to be purchased from the Eligible Founders shall be the weighted average of the prices paid to WCAS VII by the acquiror for such securities, and all other terms and conditions of the transaction(s) shall be no less favorable, taken as a whole, to the Eligible Founders than the terms and conditions offered by the acquiror to WCAS VII for such securities and (ii) the form of consideration to be paid to each Eligible Founder shall be proportionately the same as that for all shares of such security transferred by WCAS VII in such transaction or series of transactions.

     (d) Each Eligible Founder participating in the proposed disposition shall deliver to the Company, as agent for such Eligible Founder, for transfer to the proposed acquiror, one or more certificates, properly endorsed for transfer or accompanied by stock transfer powers duly endorsed for transfer, with all stock transfer taxes paid and stamps affixed, which shares shall be free and clear of any liens, encumbrances, charges, security interests, pledges or any other restrictions whatsoever and with signatures thereon guaranteed by a national bank, which represent the number of shares of Common Stock that such Eligible Founder is disposing of in such proposed disposition pursuant to this Section 4. The stock certificate or certificates so delivered by an Eligible Founder to the Company shall be transferred by the Company to the acquiror at the time of the consummation of the disposition of the Common Stock pursuant to the terms and condi-tions specified in the related Co-Sale Notice and the Company shall promptly thereafter remit to such Eligible Founder that portion of the proceeds of disposition received by the Company to which such Eligible Founder is entitled by reason of such participation.

     (e) Anything herein to the contrary notwithstanding, no co-sale rights shall apply hereunder with respect to (i) any sale pursuant to an Initial Public-Offering or (ii) a distribution by WCAS VII to its partners. It is expressly understood by the parties hereto that shares of Common Stock or Series B Preferred Stock transferred by WCAS VII shall not remain subject to any co-sale rights hereunder.

     SECTION 5. Legend on Stock Certificates. Each certificate representing shares of Common Stock and Series B Preferred Stock held by any Stockholder shall conspicuously bear the following legend until such time as the shares represented thereby are no longer subject to the provisions hereof:

   "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF DECEMBER 19, 1995, AMONG NEW AMERICAN HEALTHCARE CORPORATION (THE "COMPANY") AND CERTAIN HOLDERS OF SHARES OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE COMPANY.

     The Company covenants that it will keep a copy of this Agreement on file at the address specified in, or pursuant to, Section 10 for the purpose of furnishing copies hereof to the holders of record of shares of Common Stock.

     SECTION 6. Duration of Agreement. This Agreement shall terminate in its entirety upon the consummation of an Initial Public Offering.

     SECTION 7. Representations and Warranties. (a) of the Company and each Stockholder represents and warrants, severally and not jointly, to the Company and the other Stockholders as follows:

     (i) The execution, delivery and performance of this Agreement by the Company or such Stockholder, as the case may be, will not violate in any material respect any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which the Company or such Stockholder or any of its, his or her, as the case may be, properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or such Stockholder (other than those arising hereunder).

      (ii) This Agreement has been duly executed and delivered by the Company or such Stockholder, as the case may be, and constitutes the legal, valid and binding obligation of the Company or such Stockholder, enforceable against the Company or such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights, and except that the availability of the equitable remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding may be brought.

      (b) Each Stockholder represents and warrants, severally and not jointly, to the Company and the other Stockholders that the shares of Common Stock listed on Schedule I or II hereto opposite the name of such Stockholder constitute the entire ownership interest of such Stockholder in the capital stock of the Company as of the date hereof.

      SECTION 8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

      SECTION 9. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns (which become such by operation of law), legal representatives and heirs.

      SECTION 10. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally,
(ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or
(iv) sent via facsimile confirmed in writing to the recipient, in each case as follows:

      if to the Company,

      New American Healthcare Corporation
      229 Ward Circle, Suite C-12
      P.O. Box 3689
      Brentwood, Tennessee 37024
      Attention:    Mr. Robert M. Martin
                    Mr. Dana C. McLendon, Jr.

      Telecopy No.: (615) 221-5009

      With a copy to,

      Harwell Howard Hyne Gabbert & Manner, P.C.
      1800 First American Center
      315 Deaderick Street
      Nashville, Tennessee 37238
      Attention:    Mr. Ernest E. Hyne, II, Esq.
      Telecopy No.: (615) 251-1058

      or if to any Stockholder at its address
      set forth in Schedule I or II attached hereto.

      SECTION 11. Modification. Except as otherwise provided herein, neither this Agreement nor any provision hereof may be modified, changed, discharged or terminated except by the agreement of (i) holders of not less than a majority of the shares of Common Stock (treating all shares of Series B Preferred Stock at the time outstanding as having been converted into Common Stock) at the time held by WCAS Stockholders and (ii) holders of not less than a majority of shares of Common Stock (determined by so treating all shares of Series B Preferred so outstanding as having been so converted) at the time held by Founder Stockholders; provided, however, that no modification or amendment shall be effective to reduce the requisite percentages of holdings of Common Stock required under this Section 11 without the written approval of each of the Stockholders, and provided, further, that no amendment may apply to less than all holders referred to in clause (i) or all holders referred to in clause (ii), without the written approval of each Stockholder referred to in the applicable clause whose interest would be adversely affected.

      SECTION 12. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

      SECTION 13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

      SECTION 14. Entire Agreement. This Agreement, together with the Restricted Stock Agreement and the Employment Agreements (in each case, as defined in the Purchase Agreement), supersedes all previous agreements between one or more Founder Stockholders and the Company, including, without limitation, the Shareholders' Agreement, dated August 28, 1995, by and among Robert M. Martin, Dana C. McLendon, Jr., Craig B. Watson, Timothy S. Hill and the several shareholders named on the Shareholder Exhibits attached thereto, an Employment Agreement, dated October 15, 1995, between the Company and Robert M. Martin, an Employment Agreement, dated October 15, 1995, between the Company and Dana C. McLendon, Jr., an Employment Agreement, dated October 15, 1995, between the Company and Craig B. Watson, an Employment Agreement, dated October 15, 1995, between the Company and Timothy S. Hill, a Noncompetition Agreement, dated October 15, 1995, between the Company and Dana C. McLendon, Jr., a Noncompetition Agreement, dated October 15, 1995, between the Company and Craig
B. Watson, and a Noncompetition Agreement, dated October 15, 1995, between the Company and Timothy S. Hill. In the event of any conflict between this Agreement and any other agreement or instrument with respect to the subject matter hereof (other than the Restricted Stock Agreement), the provisions of this Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the day and year first above written.

                                    NEW AMERICAN HEALTHCARE CORPORATION

                                    By  /s/ Robert M. Martin
                                      -----------------------------------------
                                        Robert M. Martin
                                        Chairman, President and CEO



                                    PURCHASERS:


                                    WELSH, CARSON, ANDERSON & STOWE VII, L.P
                                    By WCAS VII Partners, General Partner



                                    By         /s/
                                      -----------------------------------------
                                                  General Partner


                                    WCAS Healthcare Partners, L.P
                                    By WCAS HP Partners, General Partner



                                    By         /s/
                                      -----------------------------------------
                                                  General Partner


                                               /s/ Patrick J. Welsh
                                    -------------------------------------------
                                                  Patrick J. Welsh


                                               /s/ Russell L. Carson
                                    -------------------------------------------
                                                  Russell L. Carson


                                               /s/ Bruce K. Anderson
                                    -------------------------------------------
                                                  Bruce K. Anderson


                                                /s/ Richard H. Stowe
                                    -------------------------------------------
                                                  Richard H. Stowe

                             /s/ Andrew M. Paul
                       ----------------------------------
                                 Andrew M. Paul


                            /s/ Thomas E. McInerney
                       ----------------------------------
                              Thomas E. McInerney


                              /s/ James B. Hoover
                       ----------------------------------
                                James B. Hoover


                              /s/ Robert A. Minicussi
                       ----------------------------------
                              Robert A. Minicussi



                            /s/ Anthony J. de Nicola
                       ----------------------------------
                              Anthony J. de Nicola


                           DAVID F. BELLET - TRUSTEE
                          PROFIT SHARING PLAN DLJSC -
                         CUSTODIAN FBO DAVID F. BELLET


                       By      /s/ David E. Bellet
                         --------------------------------



                       HORIZON INVESTMENTS ASSOCIATES, I


                       By        /s/ R. A. Ortez
                         --------------------------------

                       FOUNDERS:




                              /s/ Robert M. Martin
                       ----------------------------------
                                Robert M. Martin


                           /s/ Dana C. McLendon, Jr.
                       ----------------------------------
                             Dana C. McLendon, Jr.



                              /s/ Craig B. Watson
                       ----------------------------------
                                Craig B. Watson



                              /s/ Timothy S. Hill
                       ----------------------------------
                                Timothy S. Hill

                                                                     EXHIBIT C-1

                                   SCHEDULE I
                               WCAS Stockholders
                               -----------------

                                           Number of Shares of
                                            Common Stock to be         Maximum Number of Shares of
                                           Acquired on Initial      Preferred Stock to be Acquired on
Name                                           Closing Date              Subsequent Closing Dates
----                                       -------------------      ---------------------------------
                                                                         Series B        Series A
                                                                         --------        ---------
Welsh, Carson, Anderson                           4,778,500               222,389          238,641
  & Stowe VII, L.P.
320 Park Avenue, Suite 2500
New York, NY  10022-6815

WCAS Healthcare Partners, L.P.                       75,000                 3,513            3,762
320 Park Avenue, Suite 2500
New York, NY  10022-6815

Patrick J. Welsh                                     25,000                 1,171            1,254
Russell L. Carson                                    50,000                 2,342            2,508
Bruce K. Anderson                                    30,000                 1,405            1,505
Richard H. Stowe                                     15,000                   703              752
Andrew M. Paul                                        5,000                   234              251
Thomas E. McInerney                                   7,500                   351              376
Laura VanBuren                                        2,000                    94              100
James B. Hoover                                       5,000                   234              251
Robert A. Minicucci                                   4,000                   187              201
Anthony J. de Nicola                                  3,000                   141              150
  Care of WCAS Management
     Corporation
  320 Park Avenue, Suite 2500
  New York, NY  10022-6815

David F. Bellet - Trustee                                 0                   500                0
Profit Sharing Plan DLJSC - Custodian
FBO David F. Bellet
125 East 72nd Street
New York, New York  10021-4250

copy to:
Ms. Nicole Primack

Sales Associate
Donaldson, Lufkin & Jenrette
Investment Services Group
140 Broadway
New York, New York  10005-1281

HORIZON INVESTMENTS ASSOCIATES, I               0                  1000                  0
c/o R.A. Ortenzio
Continental Medical Systems, Inc.
600 Wilson Lane
Mechanicsburg, Pennsylvania 17055

Patrick T. Ryan                                 0                   500                  0
109 Westpark Drive, Suite 440
Brentwood, TN  37024

                                        ---------               -------            -------
Total                                   5,000,000               235,000            250,000

                                   SCHEDULE I
                               WCAS Stockholders
                               -----------------

                                           Number of Shares of
                                            Common Stock to be         Maximum Number of Shares of
                                           Acquired on Initial      Preferred Stock to be Acquired on
Name                                           Closing Date              Subsequent Closing Dates
----                                       -------------------      ---------------------------------
                                                                         Series B        Series A
                                                                         --------        ---------
Welsh, Carson, Anderson                           4,778,500               223,124          238,891
  & Stowe VII, L.P.
One World Financial Center
200 Liberty Street
Suite 3601
New York, New York 10281

WCAS Healthcare Partners, L.P.                       75,000                 3,513            3,762
One World Financial Center
New York, New York 10281

Patrick J. Welsh                                     25,000                 1,171            1,254
Russell L. Carson                                    50,000                 2,342            2,508
Bruce K. Anderson                                    30,000                 1,405            1,505
Richard H. Stowe                                     15,000                   703              752
Andrew M. Paul                                        5,000                   234              251
Thomas E. McInerney                                   7,500                   351              376
Laura VanBuren                                        2,000                    94              100
James B. Hoover                                       5,000                   234              251
Robert A. Minicucci                                   4,000                   187              201
Anthony J. de Nicola                                  3,000                   141              150
  Care of WCAS Management
     Corporation
  One World Financial Center
  New York, New York 10281

David F. Bellet - Trustee                                 0                   500                0
Profit Sharing Plan DLJSC - Custodian
FBO David F. Bellet
125 East 72nd Street
New York, New York  10021-4250

copy to:

Ms. Nicole Primack
Sales Associate
Donaldson, Lufkin & Jenrette
Investment Services Group
140 Broadway
New York, New York  10005-1281

HORIZON INVESTMENTS ASSOCIATES, I               0                  1000                  0
c/o R.A. Ortenzio
Continental Medical Systems, Inc.
600 Wilson Lane
Mechanicsburg, Pennsylvania 17055

                                        ---------               -------            -------
Total                                   5,000,000               235,000            250,000

                                                                     EXHIBIT C-2

                                  SCHEDULE II
                              Founder Stockholders


                            Number of Common          Number of Shares Which May Be Acquired Pursuant To
Name                      Shares Currently Owned                      Purchase Agreement
----                      ----------------------      --------------------------------------------------
                                                      Common
                                                      Shares              Series B          Series A
                                                      ------              --------          --------
Robert M. Martin                1,479,000             10,000                   470               500

Dana C. McLendon, Jr.             677,000             10,000                   470               500

Craig B. Watson                   392,000              5,000                   235               250

Neil McLean                       200,000                  0                   235               250

Timothy S. Hill                   252,000              1,500                  70.5                75
---------------------           ---------             ------               -------             -----

Total                           3,000,000             26,500               1,480.5             1,575

                                                                     EXHIBIT C-2

                                  SCHEDULE II
                              Founder Stockholders
                              --------------------


                            Number of Common          Number of Shares Which May Be Acquired Pursuant To
Name                      Shares Currently Owned                      Purchase Agreement
----                      ----------------------      --------------------------------------------------
                                                      Common
                                                      Shares              Series B          Series A



Robert M. Martin                1,479,000                  10,000              470               500

Dana C. McLendon, Jr.             677,000                  10,000              470               500

Craig B. Watson                   392,000                   5,000              235               250

Timothy S. Hill                   252,000                   1,500             70.5                75
---------------                 ---------                  ------           ------             -----

Total                           2,800,000                  26,500           1,245.5            1,575

                                                                  EXECUTION COPY

                              ASSET SALE AGREEMENT

                                     * * * *
                         DAVENPORT MEDICAL CENTER, INC.
                                    EGH, INC.
                           QUALICARE OF WYOMING, INC.
                          WOODLAND PARK HOSPITAL, INC.

                             collectively, as Seller

                                       AND

                      NEW AMERICAN HEALTH CARE CORPORATION

                                  as Buyer

                            Dated: December 22, 1997

                               TABLE OF CONTENTS
                               -----------------

Paragraph                                Description                                             Page
---------                                -----------                                             ----

Preamble ...................................................................................        1

Recitals ...................................................................................        1


1.        Transfer of Assets ...............................................................        1
          1.1    Transferred Assets ........................................................        1
          1.2    Retained Assets ...........................................................        4

2.        Purchase Price ...................................................................        5
          2.1    Amount ....................................................................        5
          2.2    Closing Schedule and Determination of Purchase Price ......................        5
          2.3    Payment of Purchase Price .................................................        6

3.        Assumption of Obligations of Seller ..............................................        7
          3.1    Obligations Assumed .......................................................        7
          3.2    Obligations Not Assumed ...................................................        8

4.        Disclosure Statement .............................................................       10

5.        Representations and Warranties of Seller .........................................       11
          5.1    Organization of Seller ....................................................       11
          5.2    Authority .................................................................       11
          5.3    Financial .................................................................       12
          5.4    Title to Transferred Assets ...............................................       12
          5.5    Third Parry Rights ........................................................       12
          5.6    Governmental Consents ......................................................      13
          5.7    Hazardous Substances .......................................................      13
          5.8    Litigation .................................................................      13
          5.9    Licenses and Permits .......................................................      14
          5.10   Compliance with Laws .......................................................      14
          5.11   Employee Relations .........................................................      14
          5.12   Personnel ..................................................................      15
          5.13   Assumed Contracts ..........................................................      15
          5.14   Brokerage and Finder's Fees ................................................      15
          5.15   U.S. Persons ...............................................................      15
          5.16   Inventory ..................................................................      16
          5.17   Changes Since Interim Statements ...........................................      16
          5.18   Cost Reports, Third Party Receivables and Conditions of Participation ......      17
          5.19   Medical Staff ..............................................................      17
          5.20   Hill-Burton Care ...........................................................      17
          5.21   Taxes ......................................................................      18


                                      i--


          5.22   ERISA Plans ................................................................      18
          5.23   No Negotiations with Third Parties .........................................      18
          5.24   Miscellaneous Representations Relating to Real Property.....................      18
          5.25   Motor Vehicles .............................................................      19
6.        Obligations and Covenants of Seller ...............................................      19
          6.1    Conduct of Business ........................................................      19
          6.2    Access and Information .....................................................      21
          6.3    Encumbrances ...............................................................      21
          6.4    Consent of Others ..........................................................      22
          6.5    No Transfer of Assets ......................................................      22
          6.6    Seller's Efforts to Close ..................................................      22
          6.7    Monthly Statements .........................................................      23
7.        Representations and Warranties of Buyer ...........................................      23
          7.1  Organization and Good Standing ...............................................      23
          7.2  Authority ....................................................................      23
          7.3  Brokerage and Finder's Fees ..................................................      24
          7.4  Permits and Accreditations ...................................................      24
          7.5  No Knowledge of Seller's Breach ..............................................      24
          7.6  No Assurance .................................................................      25
8.        Obligations and Covenants of Buyer ................................................      25
          8.1  Consent of Others ............................................................      25
          8.2  Inspection ...................................................................      25
          8.3  Buyer's Efforts to Close .....................................................      26
          8.4  Waiver of Bulk Sales Law Compliance ..........................................      26
          8.5  Ability to Perform ...........................................................      26
9.        Conditions Precedent to Obligations of Buyer ......................................      27
          9.1  Accuracy of Warranties and Representations ...................................      27
          9.2  Performance of Obligations ...................................................      27
          9.3  Approval of Inspection .......................................................      27
          9.4  Third Party Consents .........................................................      27
          9.5  Permits and Program Participation ............................................      28
          9.6  Tax Matters ..................................................................      28
          9.7  Title Insurance ..............................................................      28
          9.8  Instruments of Transfer ......................................................      28
          9.9  Officer's Certificate ........................................................      29
          9.10 Certified Resolutions ........................................................      29
          9.11 Hart-Scott-Rodino Act ........................................................      29
          9.12 Adverse Action ...............................................................      29
          9.13 Parent Guaranty ..............................................................      30
          9.14 Opinion of Seller's Counsel ..................................................      30


                                      ii--

10.       Conditions Precedent to Obligations of Seller .....................................      30
          10.1   Accuracy of Warranties and Representations .................................      30
          10.2   Performance of Obligations .................................................      31
          10.3   Payment of Purchase Price ..................................................      31
          10.4   Officer's Certificate ......................................................      31
          10.5   Certified Resolutions ......................................................      31
          10.6   Hart-Scott-Rodino Act ......................................................      31
          10.7   Adverse Action .............................................................      32
          10.8   Continued Existence of Commitment Letter ...................................      32
          10.9   Opinion of Buyer's Counsel .................................................      32

11.       Closing ...........................................................................      32
          11.1   Pre-Closing ................................................................      33
          11.2   Escrow .....................................................................      33
          11.3   Deliveries at Closing ......................................................      33

12.       "AS IS" Purchase ..................................................................      34

13.       Exclusivity Fee ...................................................................      35

14.       Additional Covenants ..............................................................      35
          14.1   Further Documentation or Action ............................................      36
          14.2   Preservation of and Access to Records ......................................      36
          14.3   Litigation Cooperation .....................................................      38
          14.4   Employee Benefit Plans .....................................................      38
          14.6   Confidentiality ............................................................      39
          14.7   Cure of Disapproved Items ..................................................      40
          14.8   Excluded Assets and Receivables ............................................      41
          14.9   Cost Report Audits and Contests ............................................      45
          14.10  Filing Cost Reports; Amounts Due To or From Third Party Payors .............      46
          14.11  Employee Matters ...........................................................      46
          14.12  Medical Staff Privileges/Bylaws ............................................      49
          14.13  Antitrust Laws Compliance ..................................................      49
          14.14  Filing Tax Returns .........................................................      50
          14.15  Use of Controlled Substance Permits ........................................      50
          14.16  Limited Use of Manuals and Software ........................................      50
          14.17  Use of Name ................................................................      51
          14.18  Purchase of Supplies .......................................................      52

15.       Survival of Representations .......................................................      52

16.       Indemnification ...................................................................      52
          16.1 Indemnification of Buyer By Seller ...........................................      52
          16.2 Indemnification of Seller By Buyer ...........................................      52
          16.3 Notification and Settlement of Claims ........................................      53


                                      iii--


          16.4 Limitations on Indemnification Obligations ...................................      54
          16.5 Time Limitations .............................................................      54
          16.6 Exclusive Remedy .............................................................      55

17.       Termination .......................................................................      55
          17.1 Termination Upon Certain Events ..............................................      55
          17.2 Effect of Termination ........................................................      56

18.       Liquidated Damages. ...............................................................      56

19.       General Provisions ................................................................      57
          19.1       Notices ................................................................      57
          19.2       Form of Instruments ....................................................      58
          19.3       Attorneys' Fees ........................................................      58
          19.4       Remedies Not Exclusive .................................................      59
          19.5       Successors and Assigns .................................................      59
          19.6       Counterparts............................................................      61
          19.7       Captions and Paragraph Headings ........................................      61
          19.8       Entirety of Agreement; Amendments ......................................      61
          19.9       Expenses and Prorations ................................................      62
          19.10      Construction ...........................................................      62
          19.11      Waiver .................................................................      62
          19.12      Severability ...........................................................      63
          19.13      Certain Definitions ....................................................      63
          19.14      Consents Not Unreasonably Withheld .....................................      67
          19.15      Time Is of the Essence .................................................      68
          19.16      Interest on Amounts Due ................................................      68
          19.17      Governing Law ..........................................................      68
          19.18      Tax and Medicare Effect ................................................      68
          19.19      Casualty ...............................................................      69
          19.20      Condemnation ...........................................................      69
          19.21      Tax-Deferred Exchange ..................................................      69

Signatures...................................................................................      71

ANNEX I- LIST OF SCHEDULES ..................................................................      72

ANNEX II - LIST OF EXHIBITS..................................................................      74


                                      iv--

                              ASSET SALE AGREEMENT

     THIS ASSET SALE AGREEMENT ("AGREEMENT") is made and entered into as of the 22nd day of December, 1997, by and between NEW AMERICAN HEALTHCARE CORPORATION, a Tennessee corporation ("BUYER"), and DAVENPORT MEDICAL CENTER, INC., an Iowa corporation, EGH, INC., an Oregon corporation, QUALICARE OF WYOMING, INC., a Wyoming corporation and WOODLAND PARK HOSPITAL, INC., an Oregon corporation (collectively, "SELLER"), with reference to the following facts:

     A. Seller owns or leases the following acute-care general hospitals:
Davenport Medical Center, Eastmoreland Hospital, Lander Valley Regional Medical Center and Woodland Park Hospital (collectively, the "HOSPITALS") and owns, leases or operates the medical office buildings and other activities and businesses related thereto (collectively, together with the Hospitals, the "HOSPITAL BUSINESSES").

     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Hospital Businesses and all of the equipment, fixtures and other real and personal property which are related to Seller's operation of the Hospital Businesses and located at a Hospital as specified herein on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals, and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1. Transfer of Assets

          1.1 Transferred Assets

          At the Closing (as hereinafter defined in Paragraph 11), for the consideration hereinafter provided and in reliance upon the representations and warranties of the parties set forth herein, Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller in and to the following assets (the "TRANSFERRED ASSETS"):

          1.1.1 The real property owned in fee by Seller upon which the Hospitals or any medical office buildings included in the Hospital Businesses are situated, and all other real property owned in fee by Seller including any real property owned by Seller in the Hospitals' market areas, whether developed or undeveloped, and whether or not contiguous (other than any Retained Assets) (all of which real property is identified on SCHEDULE "1.1.1"), together with all land improvements, the Hospitals, construction work-in-progress located at any Hospital Businesses, the medical office buildings and any other buildings and other improvements thereon, and all rights, privileges and easements appurtenant thereto (the "REAL PROPERTY").

               1.1.2 The leasehold estates of Seller, as tenant, and the related lease and sublease agreements (including, without limitation, that certain lease dated July 10, 1982 between the City of Lander and Lander Valley Regional Medical Center, as amended (the "LANDER LEASE") regarding the real property comprising Lander Valley Regional Medical Center (the "LANDER PROPERTY") and that certain lease dated December 27, 1968 between Woodland Park Corporation and W.P.H., Inc., as amended (the "WOODLAND PARK LEASE") regarding the real property comprising a portion of Woodland Park Hospital (the "WOODLAND PARK PROPERTY")) (all such leases, including the Lander Lease and the Woodland Park Lease shall collectively be referred to as the "REAL PROPERTY LEASES") with respect to the Hospital Businesses, the real property upon which such Hospital Businesses are situated and the other buildings and other improvements and fixtures thereon (whether owned or leased), which Real Property Leases and the Lander Property and Woodland Park Property are identified on SCHEDULE "1.1.2", together with all construction work-in-progress in respect of the same and all rights privileges and easements appurtenant thereto (the "LEASED REAL PROPERTY").

               1.1.3 All tangible personal property (other than items of tangible personal property that are consumed, disposed of or held for sale or inventoried in the ordinary course of business) owned by Seller and located at the Hospital Businesses, excluding, however, any such personal property which is a Retained Asset (as hereinafter defined in Paragraph 1.2). The current list of such tangible personal property is set forth on SCHEDULE "1.1.3".

               1.1.4 All inventories of supplies, drugs, food, janitorial and office supplies, maintenance and shop supplies, and other disposables which are existing as of the Closing Date (the "PURCHASED INVENTORY").

               1.1.5 All contracts, agreements and leases to which Seller is a party at the Closing Date, other than the Real Property Leases, and all other obligations, purchase orders, commitments or covenants to which Seller is a party at the Closing Date (all such contracts, agreements, leases, other obligations, purchase orders, commitments or covenants are collectively referred to as the "CONTRACTS") including, but not limited to, the Contracts (a) that are set forth on SCHEDULE "1.1.5", (b) pursuant to which a Seller paid or received less than $15,000 during its last fiscal year or pursuant to which it expects to pay or receive less than $15,000 during its current fiscal year, whether or not listed on SCHEDULE "1.1.5", or (c) with respect to the Contracts which are entered into after the date hereof, the requirements of Paragraph 6.1(d) have been satisfied. SCHEDULE "1.1.5" shall include a listing of all Contracts entered into prior to the date hereof and pursuant to which Seller paid more than $15,000 during its last fiscal year and shall list such Contracts alphabetically by appropriate categories (such as leases, service agreements, affiliation agreements, provider agreements, and agreements with physicians). Notwithstanding the foregoing, the Contracts shall not include any contract respecting an intercompany transaction between Seller, on the one hand, and an Affiliate of Seller, on the other, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like (the "INTERCOMPANY TRANSACTIONS"), except that transactions arising in connection with open purchase orders where the Seller's Affiliates have acted as an intermediary for Seller shall not be regarded as Intercompany Transactions.

               1.1.6 To the extent lawfully transferable, all certificates of need (including those that have been issued but have not been fully implemented or that have been applied for), accreditations, registrations, licenses, permits and other governmental consents or approvals necessary to or intended for the operation of the Hospital Businesses as presently conducted by Seller.

               1.1.7 Only those advance payments, prepayments, prepaid expenses, deposits and the like (the "PREPAIDS") which are existing as of the Closing Date, which were incurred by Seller solely with respect to Seller's operation of the Hospital Businesses and which are determined by Buyer to be usable by and transferrable to Buyer concurrently with Buyer's approval of the Disclosure Statement pursuant to Paragraph 4 (the "PURCHASED PREPAIDS"), the current categories and amounts of which are set forth on SCHEDULE "1.1.7".

               1.1.8 All of Seller's right, title and interest in and to the business names set forth in SCHEDULE "1.1.8".

               1.1.9 All unexpired warranties and covenants not to compete that are transferrable to Buyer which Seller has received from third parties with respect to the Transferred Assets (but not directly or indirectly with respect to any of the Retained Assets) including, without limitation, such warranties and covenants as are set forth in any construction agreement, lease agreement, equipment purchase agreement, consulting agreement, agreement for architectural and engineering services or purchase and safe agreement.

               1.1.10 All goodwill of the business evidenced by the Transferred Assets.

               1.1.11 All Hospital Records, including the personnel records of the Hired Employees (as hereinafter defined in Paragraph 14.11), that are maintained at the Hospitals in the ordinary course of business; provided that Seller shall have the right of access thereto as set forth in Paragraph 14.2.

               1.1.12 All Receivables (as hereinafter defined in Paragraph 19.13(a)), other than the Government Receivables (as hereinafter defined in Paragraph 19.13(a)) (the "PURCHASED RECEIVABLES").

               1.1.13 All right, title and interest of Seller in and to any and all joint ventures, partnerships, limited liability companies, the current list of which is set forth on SCHEDULE "1.1.13", together with all of Seller's right, title and interest in and to the joint venture, partnership or operating agreements relating thereto and in and to all distributions and allocations which Seller is entitled to receive as of the Closing.

               1.2 RETAINED ASSETS

               At the Closing, Seller shall retain all assets owned directly or indirectly by Seller or any of its Affiliates, other than the Transferred Assets, whether or not such assets are used in connection with or are necessary for the operation of the Hospital Businesses. Without limiting the generality of the foregoing, such retained assets (the "RETAINED ASSETS") shall include the following:

               1.2.1 Except for the Purchased Inventory, the Purchased Prepaids and the Purchased Receivables, all assets constituting working capital, whether cash, cash equivalents, securities or other current assets, all Government Receivables and all claims, choses in action, rights of recovery, rights of set off, rights to refunds and similar rights relating thereto.

               1.2.2 Except for the business names referred to in Paragraph
1.1.8 and the Assumed Contracts and except for manuals relating to equipment and other tangible property included in the Transferred Assets, all privileged or proprietary materials, documents, information, media, methods and processes owned by Seller, and any and all rights to use the same, including, but not limited to, all intangible assets of an intellectual property nature, all proprietary computer software, all clinical and policy and procedure manuals, all promotional, marketing and recruiting materials (including all marketing computer hardware and software and all telephone numbers) and the names Tenet", OrNda" and any and all derivations, abbreviations and variations thereof.

               1.2.3 Any and all rights respecting computer and data processing hardware that is proprietary to Seller or any Affiliate of Seller, and any computer and data processing hardware, whether or not located at a Hospital, that is part of a computer system whether or not the central processing unit for which is located at such Hospital.

               1.2.4 All amounts due to Seller arising from Intercompany Transactions or from Medicare or other Payors with respect to the cost reports and other filings referred to in Paragraph 14.10.

               1.2.5 All personnel records other than those of the Hired Employees.

               1.2.6 All assets of or dedicated to the Plans.

               1.2.7 Such other assets, if any, specifically described in SCHEDULE "1.2.7."

               Buyer acknowledges and agrees that Seller shall have the right to remove, and may remove at any time prior to or within 30 days following the Closing Date (at Seller's expense, but without charge by Buyer for storage), from time to time all or any part of the Retained Assets; provided, however, that such removal by Seller shall take place during normal business hours and with reasonable prior written notice to Buyer of the time when such removal shall take place. Seller's employees, representatives and agents shall conduct themselves during such removal process in such a manner so that Buyer's normal business activities shall not be unduly or unnecessarily disrupted thereby.

     2. PURCHASE PRICE

               2.1 AMOUNT

               The purchase price (the "PURCHASE PRICE") to be paid by Buyer to Seller for the Transferred Assets shall be equal to the sum of (a) $55,000,000 plus (b) an amount equal to the net book values of the Purchased Inventory, the Purchased Prepaids and the Purchased Receivables as of the Closing Date, less
(c) 100% of the Paid Time Off of the Hired Employees which Buyer has assumed pursuant to Paragraph 3.1(b), less (d) 20% of the Sick Pay of the Hired Employees which Buyer has assumed pursuant to Paragraph 3.1(b), less (e) the net book value of the Accrued Operating Expenses (as defined in Paragraph 3.1(d)) as of the Closing Date, less (f) the net book value of the capitalized leases outstanding as of the Closing Date.

               2.2 CLOSING SCHEDULE AND DETERMINATION OF PURCHASE PRICE

               As soon as practicable, but in no event later than 75 days after the Closing Date, Seller shall cause a schedule (the "CLOSING SCHEDULE") to be prepared and delivered to Buyer which shall calculate the Purchase Price and include (a) a revised Schedule 1.1.7 showing the net book value of the Purchased Prepaids as of the Closing Date, and (b) a schedule showing the net book value of the Purchased Inventory, the Purchased Receivables and the Accrued Operating Expenses (exclusive of the amounts set forth on SCHEDULE "3.1(b)"), all as of the Closing Date, (c) a revised SCHEDULE "3.1(b)" showing as of the Closing Date the amount of the Paid Time Off and Sick Pay of the Hired Employees assumed by Buyer pursuant to Paragraph 3.1(b) and not paid to a Hired Employee by Seller, and (d) a revised SCHEDULE "3.1(g)" showing as of the Closing Date the net book value of the then outstanding capitalized leases calculated in accordance with generally accepted accounting principles, consistently applied. If the Closing Schedule as submitted by Seller is challenged by Buyer, then, unless otherwise resolved by agreement of the parties within 30 days from the date of Buyer's challenge or such later date as the parties may mutually agree, the Closing Schedule shall be deemed in dispute, which dispute shall be resolved by the independent certified public accountants of Buyer, on the one hand, and the independent certified public accountants of Seller, on the other hand. If such accountants cannot resolve the disagreement within 30 days of such submission, or such later date as the parties may mutually agree upon, such disagreement shall be mutually submitted by the parties to one of the so-called "big five" accounting firms (other than the parties' respective independent certified public accountants) to be selected by the mutual agreement of such parties' independent certified public accountants, whose determination shall be final and binding and shall be rendered within 30 days of the date on which the matter is submitted to such firm. Any such selected accounting firm shall determine the issues in dispute after following such procedures, consistent with the language of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts at issue. No particular procedures are intended to be imposed upon such accounting firm, it being the desire of the parties that any such dispute shall be resolved as expeditiously and inexpensively as reasonably practicable. If Buyer does not give written notice to Seller of its challenge of the Closing Schedule within 30 days following Buyer's receipt of the Closing Schedule, Buyer shall be deemed to have accepted the same. The Closing Schedule, either as accepted by Buyer or as resolved in the manner herein provided, shall fix the Purchase Price. The pendency of a dispute shall not affect the payment obligation hereunder of either Buyer or Seller to the extent such payment is not disputed.

               2.3 PAYMENT OF PURCHASE PRICE

               No less than three business days prior to the Closing, Seller shall prepare and deliver to Buyer an estimate of the Closing Schedule (the "ESTIMATED STATEMENT") based upon (and if determined by Seller to be reasonably practicable, updated or estimated from) the books and records of Seller with respect to the Hospital Businesses for the most recent month ending prior to the Closing for which data is available and shall reflect on the Estimated Statement the allocation of expenses and the prorations required by Paragraph 19.9. All determinations made with respect to the Estimated Statement shall be based upon the internal records of, and the valuations customarily used by, Seller and shall be consistent with generally accepted accounting principles used by Seller with respect to the recording and accruing of the types of assets, the Purchased Inventory, the Purchased Prepaids, the Purchased Receivables, and the Accrued Operating Expenses, and under no circumstances shall a physical inventory or audit be required. The Purchase Price determined by reference to the Estimated Statement (the "TENTATIVE PURCHASE PRICE") shall be paid to Seller by Buyer at the Closing. The Purchase Price shall be paid at and after the Closing as follows:

               (a) Purchase Price Paid at Closing. At the Closing, the Purchase Price shall be paid as follows:

                    (i) Buyer shall wire transfer immediately available funds to one or more accounts designated by Seller prior to the Closing in an amount equal to the Tentative Purchase Price (subject to payment of Seller's obligations under 19.9); and

                    (ii) Buyer shall assume Seller's liability under the Assumed Obligations by delivering to Seller one or more Bills of Sale and Assignment and Assumption of Assumed Obligations (the "BILL OF SALE") substantially the form and substance of EXHIBIT "2.3(a)(ii)".

               (b) Post Closing Purchase Price Adjustment. Within five business days of the final determination of the amount of the Purchase Price as provided in Paragraph 2.2, either Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, in immediately available funds, the amount by which the Purchase Price as so finally determined is different from the Tentative Purchase Price. The pendency of a dispute shall not affect the payment obligation hereunder of either Buyer or Seller to the extent such payment is not disputed.

     3. ASSUMPTION OF OBLIGATIONS OF SELLER

          3.1 OBLIGATIONS ASSUMED

               Buyer shall assume, effective as of the Closing and as part of the Purchase Price, and shall pay, discharge and perform as and when due, each of the following obligations of Seller (the "ASSUMED OBLIGATIONS"):

               (a) (i) all obligations and liabilities of Seller which pertain to or are to be performed during any period commencing on or after the Closing Date and which arise under any contract, license, permit, agreement, arrangement, understanding or undertaking included in the Transferred Assets, including the Contracts, the Real Property Leases and the Permits, and any obligation or liability of Seller's Affiliates which is in the nature of a guaranty of any of the foregoing (including letters of credit and performance bonds) and (ii) all obligations and inabilities of Seller under those open purchase orders which were entered into by Seller in the ordinary course of business with respect to the Hospital Businesses before the Closing Date and which provide for the delivery of goods or services subsequent to the Closing Date (collectively, the "ASSUMED CONTRACTS").

               (b) All obligations and liabilities to the Hired Employees for
(i) accrued and earned paid time off or vacation pay of any kind whatsoever through the Closing Date, whether or not the same has been recorded on the financial records of Seller ("PAID TIME OFF") and (ii) accrued sick pay (both regular sick pay and extended sick leave), whether or not the same has been recorded on the financial records of Seller ("SICK PAY"). Schedule 3.1(b) is a listing of accrued Paid Time Off and Sick Pay as of the date indicated thereon with respect to all current employees of the Hospital Businesses, which schedule includes all Paid Time Off accrued and earned by such employees as of such date, whether or not the same has been recorded on the financial records of Seller.

               (c) All obligations and liabilities concerning employee matters assumed by Buyer pursuant to Paragraph 14.11.

               (d) Any accrued and unpaid liabilities (whether or not due) of Seller in existence on the Closing Date, which were incurred in the ordinary course of the operation of the Hospital Businesses, which are reasonably acceptable to Buyer and which represent the following current liabilities (collectively, the "ACCRUED OPERATING EXPENSES") (i) trade payables incurred to suppliers of goods or services, (ii) water, gas, electricity and other utility charges, (iii) license fees, (iv) rent, common area maintenance charges, operating expenses and other charges arising under the Real Property Leases, (v) insurance premiums but only with respect to policies that will be continued in force by Buyer after the Closing, (vi) salaries and other payroll costs (but only to the extent recorded by Seller on its financial statements in accordance with generally accepted accounting principles) respecting Hired Employees accrued in accordance with normal accounting practices of Seller (but not including bonuses or other incentive compensation or accrued benefits with respect to benefit plans that are not assumed by Buyer), and (vii) similar liabilities incurred in the ordinary course of the operation of the Hospital Businesses and customarily recorded as a current liability, other than the current portion of long term liabilities and obligations, income taxes (whether deferred or currently payable) and the obligations and liabilities specified in Paragraph 3.2(a) through (f), but only up to the amount received as a credit under Paragraph 2.1.

               (e) Any obligation to make changes or improvements needed to the Hospital Businesses for them to be in material compliance following the Closing with safety, building, fire, land use, access (including, without limitation, the Americans With Disabilities Act) or similar Laws respecting the physical condition of the Hospitals.

               (f) Any Tax liability of Seller incurred as a result of the sale of the Transferred Assets hereunder to Buyer, and any Taxes imposed upon the right or privilege of doing business from the Hospitals after the Closing.

               (g) All obligations and liabilities of Seller with respect to only those capitalized lease obligations and other recorded indebtedness set forth on SCHEDULE "3.1(g)", but only to the extent of the amounts set forth thereon as of the Closing Date and only up to the amount received as a credit under Paragraph 2.1.

3.2 OBLIGATIONS NOT ASSUMED

               Except for the Assumed Obligations, Buyer shall not assume or become obligated with respect to any other obligation or liability of Seller or any of its Affiliates of any nature whatsoever and Seller shall retain and shall pay, discharge and perform such obligations and liabilities (whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, due or to become due)(the "EXCLUDED LIABILITIES"), including, without limiting the generality of the foregoing, the following:

               (a) Obligations or liabilities arising from the breach or default (or any act or omission by Seller which, with or without notice or lapse of time or both, would constitute a breach or default) by Seller on or prior to the Closing of any term, covenant or provision of any of the Assumed Contracts.

               (b) Obligations or liabilities of Seller now existing or which may hereafter exist by reason of any liability to refund any payment or reimbursement received by Seller from Medicare, Medicaid, CHAMPUS or any other Payor which is attributable to any period of time ending on or prior to the Closing (including, but not limited to, any liability to Medicare, Medicaid, CHAMPUS or any other Payor resulting from the sale of the Transferred Assets by Seller to Buyer hereunder, including any recapture or gain from sale liability).

               (c) Amounts due from Seller arising from Intercompany
Transactions.

               (d) Liabilities or obligations of Seller, or its Affiliates now existing or which may hereafter exist by reason of any violation or alleged violation of Law by Seller or any of its Affiliates, or by an employee or independent contractor of any of the foregoing where any of the foregoing is alleged to be responsible for the acts or omissions of any such person, relating to the ownership, use or operation of the Transferred Assets on or prior to the Closing Date (including any event or circumstance occurring or existing on or prior to the Closing Date and which constituted a violation of Law on or prior to the Closing Date).

               (e) Liabilities of Seller either arising from or in connection with (i) the litigation described in Paragraph 5.8, (ii) any other litigation relating to events occurring prior to the Closing Date of which Seller has no Knowledge, and (iii) any and all liabilities or obligations of Seller for claims for personal injury (including sickness, trauma, disease, pain and suffering, loss of future earnings, punitive damages and the like), property damage and any other damage or injury in existence or arising out of an event which occurred at or prior to the Closing Date whether or not any claim has been made or litigation has been instituted with respect thereto and whether or not any such claim is covered partially or fully by insurance.

               (f) Except as expressly assumed under Paragraphs 3.1 or 14.11, liabilities and obligations for benefits under the Plans or any penalties or other amounts related thereto.

               (g) All ERISA liabilities and obligations, and all obligations to give notice of and to provide continuation health care coverage for employees (other than the Hired Employees), former employees and their dependents or any qualified beneficiary of such employees in accordance with the requirements of COBRA, including, without limitation, all liabilities, taxes, sanctions, interest and penalties imposed upon, incurred by or assessed against Buyer or any affiliated corporation within a controlled group relationship with Buyer (as determined under Section 414 of the Code), and any of their employees, arising by reason of or relating to any failure to provide the COBRA coverage to all employees other than the Hired Employees, former employees and their dependents or any qualified beneficiary of such employees.

               The Excluded Liabilities shall remain the sole responsibility of Seller. Buyer acknowledges and agrees that the ongoing operations of Buyer after the Closing, including Buyer's operation of the Hospital Businesses and the continuation by Buyer after the Closing of any Assumed Contract or practice or procedure of Seller shall be the sole responsibility of Buyer and Seller shall have no liability for such operation and such continuation.

     4. DISCLOSURE STATEMENT

     On or before January 12, 1998, Seller shall deliver to Buyer a disclosure statement (the "DISCLOSURE STATEMENT") which includes the schedules described in the List of Schedules attached hereto as Annex I (other than any schedules intended to be provided by Buyer) and such other schedules as may be attached to the Disclosure Statement and which includes the exhibits to this Agreement described in the List of Exhibits attached hereto as Annex II. Notwithstanding the subsequent delivery of the Disclosure Statement, Buyer and Seller agree that Seller's representations and warranties set forth in this Agreement shall be deemed modified as of the date of this Agreement by the information contained in the Disclosure Statement. Within 15 business days after Buyer's receipt of the Disclosure Statement, Buyer shall either approve the Disclosure Statement or notify Seller that it disapproves the Disclosure Statement and thereby elects, subject to the provisions of Paragraph 14.7, to terminate this Agreement. If Buyer fails to give notice to Seller within such 15-day period that it disapproves the Disclosure Statement or any portion thereof, then Buyer shall be deemed to have approved the Disclosure Statement. After the execution of this Agreement, Seller may amend any one or more of the schedules included in the Disclosure Statement by the delivery of one or more supplemental disclosure statements (the "SUPPLEMENTAL DISCLOSURE STATEMENTS") to Buyer, and Buyer and Seller agree that Seller's representation and warranties set forth in this Agreement shall be deemed modified as of the date of this Agreement by the information contained in any of the Supplemental Disclosure Statements provided that Seller shall promptly disclose such new information within five business days of learning of such information. Seller hereby agrees not to intentionally withhold information of which it has Knowledge which relates to any Schedule previously delivered by Seller to Buyer. Upon receipt of a Supplemental Disclosure Statement, Buyer shall have a period of ten business days either to approve the Supplemental Disclosure Statement or to notify Seller that it disapproves the Supplemental Disclosure Statement and thereby elects, subject to the provisions of Paragraph 14.7, to terminate this Agreement. If such ten-day period would expire after the date for the Closing specified in Paragraph 11 or the date for termination specified in Paragraph 17.1(c), then each such date shall be extended to coincide with the date on which such ten-day period expires. If Buyer shall notify Seller within the time periods herein specified that it disapproves a Supplemental Disclosure Statement, subject to the provisions of Paragraph 14.7, this Agreement shall terminate without liability to Buyer or Seller and shall be of no further force or effect, except as otherwise expressly provided herein. If Buyer shall fail to give notice to Seller within the time periods herein specified that it disapproves a Supplemental Disclosure Statement, then Buyer shall be deemed to have approved the applicable Supplemental Disclosure Statement.

     5. REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

          5.1  ORGANIZATION OF SELLER

               Each Seller is a corporation duly incorporated and validly exiting under the laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the state of its incorporation and is in good standing and duly qualified to do business as a foreign corporation in any jurisdiction in which the nature of its business requires it to be so qualified (each of which is listed on SCHEDULE "5.1") and has full corporate power to carry on its business as presently conducted and as will be conducted through the Closing and to own or lease and operate its properties and assets now owned or leased and operated by it, and is duly qualified to operate its business and is in good standing under the Laws of the state of its incorporation. Schedule 5.1 also contains a list of all subsidiaries of each Seller.

          5.2  AUTHORITY

               Each Seller has the full corporate power and the authority to (i) own, lease and operate its facilities and assets as presently owned, leased and operated, (ii) carry on its business as it is now being conducted and (iii) execute, deliver and perform the obligations and covenants set forth in this Agreement and all other agreements contemplated hereby and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Seller. No further corporate action is necessary to make this Agreement valid and binding upon and enforceable against each Seller in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. Except as set forth in the Disclosure Statement, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby or executed in connection herewith and the consummation of the transactions contemplated hereby will not (a) violate any Law applicable to Seller, (b) violate or conflict with any provision of the Articles of Incorporation or Bylaws of each Seller, or (c) violate any applicable judgment, decree, order, regulation or rule of any court or regulatory authority.

               5.3  FINANCIAL STATEMENTS

                    (a) Financial Statements. SCHEDULE "5.3" contains (i) the unaudited balance sheets of each Seller with respect to the Transferred Assets as of May 31, 1997 and 1996 (and, if available, 1995) and the related statements of income for each fiscal year then ended (the "PRIOR YEARS' STATEMENTS") and
(b) the unaudited balance sheet of each Seller with respect to the Transferred Assets as of August 31, 1997 and the related statements of income for the three months then ended (the "INTERIM STATEMENTS"). The Prior Years' Statements, the Interim Statements and the Monthly Statements are collectively referred to as the "FINANCIAL STATEMENTS". The Financial Statements have been prepared from, and are in accordance with, the books and records of each Seller and in all material respects present fairly the financial position and results of operations of each Seller with respect to the Transferred Assets as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.

                    (b) Qualification to Statements. Notwithstanding the foregoing, the Financial Statements do not reflect all intercompany eliminations, adjustments and accruals (which are not material, in the aggregate), do not contain footnotes or other explanatory materials associated with financial statements prepared in accordance with generally accepted accounting principles and do not contain normal and recurring year-end adjustments. The Financial Statements are to be read in conjunction with, and are subject to, all notes and other explanatory materials, if any, set forth therein.

               5.4  TITLE TO TRANSFERRED ASSETS

                    Except for the Assumed Obligations and except as set forth on SCHEDULE "5.4" (collectively, the "PERMITTED EXCEPTIONS"), Seller has good and marketable fee simple title to the Real Property, good and marketable leasehold title to the Lander Property and the Woodland Park Property, and good and defensible title to the remaining Transferred Assets all of which are free and clear of all liens, encumbrances (including security interests of any kind whatsoever), covenants, conditions, restrictions, easements, encroachments, rights of way, charges or other rights, claims or interests of any third party whatsoever (collectively the "LIENS") which, to Seller's Knowledge, were created by Seller or any of its Affiliates.

               5.5  THIRD PARTY RIGHTS

                    Except for the governmental consents referred to in Paragraph 5.6 and except as otherwise disclosed on SCHEDULE "5.5", as of the Closing, Seller may transfer and assign to Buyer all of its right, title and interest in and to the Transferred Assets without obtaining the consent or approval of any other Person or party.

               5.6  GOVERNMENTAL CONSENTS

                    Except as disclosed on SCHEDULE "5.6" OR "5.9", no consent, approval, authorization or order of, and no exemption by or filing with, any court or governmental agency is required on behalf of Seller in connection with the execution and delivery of this Agreement or any other agreement contemplated hereby or executed in connection herewith or for the consummation and fulfillment by Seller of the transactions contemplated hereby or thereby or performance by Seller of each and every one of its obligations hereunder or thereunder.

               5.7  HAZARDOUS SUBSTANCES

                    (a) SCHEDULE "5.7" contains a list of all surveys or reports obtained by or otherwise in the possession of Seller which relate to the environmental condition of the Hospitals, the Real Property, the Lander Property and the Woodland Park Property, and Seller has provided or will provide to Buyer copies of all such reports and surveys. Except as disclosed by the Environmental Survey or otherwise on SCHEDULE "5.7", to Seller's Knowledge: (a) the current operations of the Hospitals are not in violation in any material respect of any Environmental Regulations, (b) there are no Hazardous Materials present on the premises of the Hospitals, on the Real Property, the Lander Property or the Woodland Park Property in any manner which constitutes a violation in any material respect of any Environmental Regulations, and (c) there is no proceeding or action pending or threatended by any Person or governmental agency regarding the environmental condition of the Hospitals, the Real Property, the Lander Property or the Woodland Park Property.

                    (b) Seller has not received any written communication that alleges that Seller is not or was not in compliance with all applicable Environmental Regulations, and Seller shall promptly notify buyer in writing if any such communications is received prior to Closing.

               5.8  LITIGATION

                    Except as set forth on SCHEDULE "5.8", there are no actions, suits, claims (other than medical or dental claims made by employees under any self insurance program of Seller or any Affiliate of Seller) or proceedings pending, or to Seller's Knowledge, threatened against or affecting the Transferred Assets or relating to the operations of the Hospitals, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, agency or instrumentality.

               5.9  LICENSES AND PERMITS

                    Seller possesses all certificates of need, licenses, permits, and other governmental consents and approvals (the "PERMITS") necessary for Seller's operation of the Hospitals at the locations and in the manner presently operated except where Seller's failure to have such Permit would not materially adversely impact Seller's operations of the Hospitals at the locations and in the manner presently operated. Except as otherwise disclosed on SCHEDULE "5.9", the Hospitals are fully accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), is certified for participation in the Medicare, Medicaid and, if applicable CHAMPUS programs, has a current and valid provider contract with each such program and, to Seller's Knowledge, is in substantial compliance with the material conditions of participation in each such program and with the indigent care conditions, if any, contained in or related to any Permits obtained in connection with the Hospitals. SCHEDULE "5.9" contains a list of all Permits held or applied for by Seller which have an effect on the operation of the Hospitals. Except as described in SCHEDULE "5.9", no written notices have been received by Seller with respect to complaints lodged with any regulatory authority or agency or with respect to threatened, pending, or possible revocation, termination, suspension or limitation of any of said licenses and permits, nor, to Seller's Knowledge, are there any grounds for revocation, suspension or limitation.

               5.10 COMPLIANCE WITH LAWS

                    To Seller's Knowledge and with respect solely to the Transferred Assets and the operation of the Hospitals, except as disclosed on SCHEDULE "5.10", Seller is in compliance in all material respects with all material applicable Laws other than the Environmental Regulations (the compliance with which is governed by Paragraph 5.7), including, but not limited to, Laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and Seller is not liable for any arrearages in wages or any taxes or penalties for failure to comply with any of the foregoing.

               5.11 EMPLOYEE RELATIONS

                    Except as disclosed on SCHEDULE "5.11", (a) neither Seller, nor the Hospitals are a party to any agreement with any union, trade association or other employee organization with respect to the employees of the Hospitals,
(b) no written demand has been made for recognition by a labor organization with respect to any employees of the Hospitals, and (c) to Seller's Knowledge no union organizing activities by or with respect to any such employees are taking place.

               5.12 PERSONNEL

                    SCHEDULE "5.12" contains (a) a complete list of all of Seller's current employees (by employee number) and rates of pay, fringe benefits and written personnel policies, and (b) the date of hiring and job title of each such person. Except as provided in SCHEDULE "1.1.5", Seller has no employment agreements with any of the employees and all current employees are employed on an "at will" basis. SCHEDULE "5.12" shall be revised as of the Closing to reflect the employees who have been terminated within 90 days of the Closing.

               5.13 ASSUMED CONTRACTS

                    SCHEDULE "1.1.5" contains a true and correct list of all Contracts other than those Contracts described in Paragraph 1.1.5(b). To Seller's Knowledge, except as set forth on SCHEDULE "5.13", (a) there is no default by Seller under any Assumed Contract, (b) Seller has not received written notice that any Person intends to cancel or terminate any Assumed Contract or exercise or not exercise any right, remedy or other option thereunder, (c) all of the Assumed Contracts are in full force and effect without amendment or modification, (d) the consummation of the transactions contemplated by this Agreement will not constitute and, no event has occurred which, with or without the passage of time or the giving of notice, would constitute a breach or default by any party to any such Assumed Contract or would cause the acceleration of any obligation of any party thereto or the creation of any Lien upon any Transferred Asset, and (e) Seller has not waived any material right under any Assumed Contract.

               5.14 BROKERAGE AND FINDER'S FEES

                    None of Seller, its Affiliates or any of their officers or directors has employed, contracted for the services of, or authorized any broker, finder or investment banker with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby, and Seller shall be solely responsible for any fees or commissions payable to any such broker, finder or investment banker by reason of the actions (or alleged actions) of Seller, its Affiliates or any of their officers or directors.

               5.15 U.S. PERSONS

                    Seller is not a "foreign person" for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any other Laws requiring with holding of amounts paid to foreign Persons.

               5.16 INVENTORY

                    All of the Purchased Inventory will consist of items actually on hand of a quality and quantity useable and saleable in the ordinary course of business of the Hospitals as currently operated by Seller, consistent with past practices.

               5.17 CHANGES SINCE INTERIM STATEMENTS

                    From and after the date of the Interim Statements and until the Closing Date, other than as contemplated or permitted by this Agreement, Seller has conducted the Hospital Businesses only in the ordinary and normal course, and except as shown on SCHEDULE "5.17", the institution or completion of compliance programs, or events in anticipation of the divestiture of the Hospital Businesses, there has not been:

                    (a) Any entry into or termination by Seller of any material commitment, contract, agreement or transaction (including, without limitation, any borrowing or lending transaction or capital expenditure) related to the Hospital Businesses except for transactions in the ordinary course of business;

                    (b) Other than in the ordinary course of business, (i) any sale or other disposition of any asset included in the Interim Statements having net book value in excess of $75,000 (except to the extent such asset is replaced by assets serving a similar purpose), or (ii) any material mortgage, pledge or imposition of any lien or other encumbrances on any such asset, or (iii) any sale or other disposition of Inventory included in the Interim Statements;

                    (c) Any change, or any request or application for a change in, the provider numbers of the Hospitals, or any creation, modification or termination of any agreement with any Payor, or any change in the method of accounting with respect to the Hospitals; or

                    (d) Any general increase made in the compensation levels or severance benefits of the employees of the Hospitals or rates charged by the Hospitals, except in the ordinary course of business.

                    (e) Material adverse changes in the financial condition of the Transferred Assets, the Hospital Businesses, or in the results of operations of the Hospitals or Seller.

                    (f) Strikes, work stoppages or other labor disputes adversely affecting the Hospitals.

         5.18 COST REPORTS, THIRD PARTY RECEIVABLES AND CONDITIONS OF PARTICIPATION

                  Notices of Program Reimbursement have been issued by the applicable fiscal intermediary with respect to the cost reports of the Hospitals for Medicare, Medicaid (if required) and Blue Cross (if required) reimbursement have been audited through the periods set forth in SCHEDULE "5.18." True and correct copies of these cost reports and any cost reports since the date of the last audited cost report have been provided to Buyer. Except as disclosed on
Schedule 5.18, the cost reports of the Hospitals for Blue Cross and Medicare were filed when due in substantial compliance with the then existing Laws pertaining thereto. Except as set forth in Schedule 5.18, to the Knowledge of Seller, (a) Seller has not received notice of any adjustments, challenges, intent to reopen, and/or material dispute between a Hospital and Blue Cross, governmental authorities or the Medicare fiscal intermediary regarding such cost reports for the periods subsequent to the period specified in Schedule 5.18 other than with respect to adjustments thereto made in the ordinary course of business which do not involve individual amounts in excess of $50,000 per cost report; (b) there are no pending or threatened material claims by any of such programs against a Hospital or Seller; and (c) no Hospital or Seller has been subject to loss of waiver of liability for utilization review denials with respect to any such program during the past two years.

         5.19     MEDICAL STAFF

                  Seller has previously delivered to Buyer, with respect to each Hospital, (a) a true and correct copy of the blank forms generally used with respect to medical staff privilege and membership application or delineation of privilege; (b) all current medical staff bylaws, rules and regulations and amendments thereto respecting the Hospitals; and (c) all written contracts with physicians, physician groups, or other members of the medical staff of the Hospitals. Except as disclosed in SCHEDULE "5.19," there are no material pending or, to Seller's Knowledge, threatened disciplinary or corrective actions or appeals therefrom involving physician applicants, acting medical staff members or affiliated health professionals initiated by Seller.

         5.20     HILL-BURTON CARE

                  Except as disclosed on SCHEDULE "5.20," neither the Hospitals nor Seller has received any loans, grants or loan guarantees pursuant to the Hill-Burton Act (42 U.S.C. Section 291a, et seq.), the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Pharmacy and Resources Development Act, and the Community Mental Health Centers Act, as amended, or any other federal, state or local statute or regulation or government program whatsoever and the transactions contemplated hereby will not result in any obligation on the part of the Buyer to repay any such loans, grants or loan guarantees or provide uncompensated care in consideration thereof.

         5.21     TAXES

                  All tax returns of every kind (including, without limitation, returns of all income taxes, franchise taxes, real and personal property taxes, intangibles taxes, patient revenue or other health care taxes, withholding taxes, employee compensation taxes and all other Taxes of any kind applicable to Seller) that are due to have been filed in accordance with applicable Laws in fact have been duly filed, and all taxes shown to be due and payable on such returns and any other Taxes (whether or not evidenced by a return) have paid in full and correctly reflect the liabilities of Seller for taxes for the period covered by each tax return.

         5.22     ERISA PLANS

                  For purposes of this Agreement, the term "PLANS" shall mean
(i) all "Employee Benefit Plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of which Seller ever was a sponsor or participating employer or as to which Seller makes contributions or is required to make contributions and (ii) any similar employment, severance or other arrangement or policy of Seller (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Notwithstanding any statement or indication in this Agreement to the contrary, except as provided in Paragraph 3.1(b), there are no Plans as to which Buyer will be required to make any contributions or with respect to which Buyer shall have any obligation or liability whatsoever, whether on behalf of any of the current employees of the Hospital Businesses after the Closing.

         5.23     NO NEGOTIATIONS WITH THIRD PARTIES

                  Neither Seller nor its Affiliates have entered into any negotiations, letters of intent, or understandings which are presently in effect, with any Person (other than Buyer) with respect to the sale or other disposition of any of the Transferred Assets (other than Inventory in the ordinary course of business). Neither Seller nor its Affiliates is a party to any presently effective executory agreement with any Person other than Buyer with respect to any such sale or disposition.

         5.24     MISCELLANEOUS REPRESENTATIONS RELATING TO REAL PROPERTY

                  (a) To Seller's Knowledge, the Hospitals are not in material violation of applicable building code, safety, fire, land use or access Laws.

                  (b) No part of the Real Property is currently subject to condemnation proceedings and, to Seller's Knowledge, no condemnation or taking is threatened or contemplated.

                  (c) Seller has furnished to Buyer complete copies of all mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys and other documents in Seller's possession which have been prepared by or at the direction of Seller or its Affiliates relating to any of the Transferred Assets.

         5.25     MOTOR VEHICLES

                  All motor vehicles used in the business of Seller, identified as owned or leased, are listed in SCHEDULE "5.25" hereto. All such vehicles are properly licensed and registered in accordance with applicable Law.

6.       OBLIGATIONS AND COVENANTS OF SELLER

         Seller hereby covenants and agrees as follows:

         6.1      CONDUCT OF BUSINESS

                  From the date hereof to the Closing Date, Seller agrees that, with respect to the Hospital Businesses, unless Buyer otherwise consents in writing and except for actions taken pursuant to Assumed Contracts in effect on the date hereof or which arise from or are related to the anticipated transfer of the Hospital Businesses or as otherwise contemplated by this Agreement, Seller shall do or comply with each of the following:

                  (a) Subject to the limitations set forth in this Paragraph 6.1, operate the Hospital Businesses as presently operated and only in the ordinary course, and, consistent with such operation, will comply in all material respects with all applicable legal and contractual obligations.

                  (b) Use its best efforts to preserve the business organization of the Hospital Businesses intact and to preserve the Hospital Businesses' relationships with doctors, patients, Payors, suppliers and others having business relations with the Hospital Businesses.

                  (c) Not incur or commit to incur any obligation with respect to purchase orders for the Hospital Businesses which exceed $40,000 for any one purchase order or $150,000 for all such purchase orders per Hospital.

                  (d) Not enter into any contract or amendment of a contract (other than a contract which is described in Paragraph 1.1.5(b)) unless Buyer has failed to disapprove of such contract or amendment in a written notice to Seller given within five business days of

Seller's written notice to Buyer of such contract or amendment accompanied by a copy thereof. Buyer's disapproval of such contract or amendment shall not be unreasonable. Any contract or amendment entered into in compliance with this Paragraph 6.1(d) shall constitute an Assumed Contract for all purposes of this Agreement as if it were originally set forth on Schedule 1.1.5. Notwithstanding the foregoing, Seller may enter into any contract which can be terminated without cause, premium or payment within 90 days of the Closing Date or, if such contract is a lease under which Seller is lessor, such contract contains terms which are consistent with its past practices, are commercially reasonable and not in violation of any Law or safe harbor therein contained.

                  (e) Not (i) purchase or sell, or make any contract for the purchase or sale of, any assets or properties which would be included in the Transferred Assets other than purchases in the thresholds set forth in subparagraph (c) above unless concurrently with or within a reasonable time before or after such sale, Seller replaces such asset with a similar item of equal or greater value; or (ii) accelerate or delay the purchase of Inventory in a manner inconsistent with past practice, except as required by subparagraph (c) above.

                  (f) Not grant any general or uniform increase in the rates of pay or benefits to the employees of the Hospital Businesses (or a class thereof), except for compensation previously agreed to prior to the date hereof and merit pay increases agreed to prior to the date hereof.

                  (g) Maintain, without change of coverage or insurance carrier unless approved of in writing by the Buyer (which approval shall not be unreasonably withheld or delayed), the existing insurance on the Transferred Assets and the operations of the Hospitals.

                  (h) Timely file or cause to be filed all cost reports and other reports of every kind, nature or description, required by law or by contract to be filed with respect to the purchase of services by Payors prior to Closing.

                  Nothing in this Paragraph 6.1 shall, without the mutual written agreement of Buyer and Seller, obligate Seller to make expenditures other than in the ordinary course of business or to make any commitment on behalf of or which would be binding upon Buyer. Notwithstanding any provision contained in this Agreement to the contrary, Seller may give notice of termination or may terminate at any time prior to the Closing Date any contract which is not an Assumed Contract, and any change in the operation of the Hospital Businesses or the Hospital Businesses' relationships with the Persons listed in subparagraph (b) above (including, without limitation, a loss of any or all of the employees or patients of, or doctors of other professional providing services to, the Hospital Businesses) as a result of such notice of termination or termination or as a result of Seller's compliance with its obligations under this Agreement shall not constitute a violation of this Paragraph 6.1.

         6.2      ACCESS AND INFORMATION

                  Subject to the restrictions set forth in Paragraph 14.6 and provided that Buyer has complied with each and every provision thereof, Seller shall afford Buyer, any prospective lender of Buyer, and the counsel, accountants and other representatives of Buyer and any such lender, reasonable access, throughout the period from the date hereof to the Closing, to the Transferred Assets and the employees, personnel and medical staff of the Hospital Businesses and all the properties, books, contracts, commitments, cost reports and records of the Hospital Businesses (regardless of where such information may be located), including, without limitation, the right to conduct an Environmental Survey (as such term is defined in Paragraph 8.2). Until the first anniversary of the Closing Date, under no circumstances shall Buyer directly or indirectly solicit the employment of any employees of Seller based at any of the Hospitals, except as Hired Employees pursuant to the terms hereof or except as may be permitted with the prior written consent of a responsible officer of Seller. Such access shall be afforded after no less than 24 hours prior notice, during normal business hours and only in such manner so as not to disturb patient care or to interfere with the normal operations of the Hospital Businesses; provided, however, that notwithstanding the foregoing and subject to the provisions concerning nondisclosure as set forth in Paragraph 14.6, without first obtaining the consent of Donald W. Thayer, neither Buyer, any prospective lender of Buyer, nor their respective counsel, accountants and other representative, shall tour or visit the Hospital Businesses or contact any of the employees, personnel or medical staff of the Hospital Businesses and any such tour, visit or contact during the Inspection Period shall take place only during a period of time, not to exceed ten days, to be mutually agreed upon by Buyer and Seller. Seller also shall furnish to Buyer all such information concerning the affairs of the Hospital Businesses as is in the possession or control of Seller and as Buyer may reasonably request, including the right to have copies and/or extracts of pertinent records, documents and contracts. In addition, Seller shall provide such written consents and authorizations as may be necessary for Buyer to have access to materials on file with governmental agencies. Nothing in this Agreement to the contrary shall in any manner restrict the ability of Buyer to discuss the business and affairs of the Hospital Businesses with any governmental agency having jurisdiction over the Hospital and/or this transaction or the fiscal intermediaries administering the Hospitals' Payor programs. Seller's covenants under this Paragraph 6.2 are made with the understanding that Buyer and any other Person provided with access to information under this Paragraph 6.2 shall use all such information in compliance with all Laws. Neither Buyer nor any other Person shall have access to employee records, Patient Records or any other records to the extent that the disclosure of such records would be prohibited by any Law, accreditation standards, or rule or agreement (express or implied) of confidentiality or violate or breach any attorney-client privilege.

         6.3      ENCUMBRANCES

                  From the date hereof and until the Closing, Seller shall not create any new Lien to attach upon any of the Transferred Assets, except for statutory liens for Taxes not delinquent as of Closing. The provisions of this Paragraph shall not apply to any Liens resulting from acts or omissions of Buyer.

         6.4      CONSENT OF OTHERS

                  Prior to the date hereof, Buyer has designated in writing which Assumed Contracts Buyer desires the written consent to the assignment from Seller to Buyer from the other party thereto (the "DESIRED CONSENTS"), the list of which is attached hereto as SCHEDULE "6.4". As soon as reasonably practicable after the date hereof, and in any event prior to the Closing, Seller shall use its reasonable commercial efforts to obtain the Desired Consents; provided, however, that it shall not be a condition precedent to Buyer's obligations hereunder, that Seller obtain all of the Desired Consents (except for the consents listed in Paragraph 9.4) prior to Closing. The foregoing notwithstanding, it shall be the responsibility of Buyer to use its reasonable commercial efforts to obtain any consents required in connection with the Permits, participations, and accreditations referred to in Paragraph 9.5 (including Buyer's licensing requirements), provided, however, Seller shall cooperate with Buyer in obtaining such consents so long as such cooperation is at no cost to Seller. Seller shall have no liability to Buyer if, after using its reasonable commercial efforts, it is unable to obtain any of the consents referred to in the first sentence of this Paragraph.

         6.5      NO TRANSFER OF ASSETS

                  Except as otherwise provided in Paragraph 6.1, from and after the date hereof and until the Closing Date, Seller shall not, without the prior written consent of Buyer: (a) offer for sale or other disposition (whether by lease, merger or otherwise) the Transferred Assets (or any material portion thereof) or any ownership interest in any entity owning any of the Transferred Assets, (b) solicit offers to acquire (whether by lease, merger or otherwise) the Transferred Assets (or any material portion thereof) or any ownership interest in any entity owning any of the Transferred Assets, (c) hold discussions with, or furnish any information to, any Person (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of any entity owning any of the Transferred Assets or (d) enter into any agreement (including, but not limited to, any confidentiality or similar agreement, letter of intent, memorandum or letter of understanding, or definitive agreement) with any Person (other than Buyer) with respect to the sale or other disposition (whether by lease, merger or otherwise) of the Transferred Assets (or any material portion thereof) or any ownership interest in any entity owning any of the Transferred Assets or with respect to any merger, consolidation, or similar transaction involving any entity owning any of the Transferred Assets.

         6.6      SELLER'S EFFORTS TO CLOSE

                  Seller shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Paragraphs 9 and 10 to its or Buyer's obligations under this

Agreement to the extent that Seller's action or inaction can control or influence the satisfaction such conditions.

         6.7      MONTHLY STATEMENTS

                  From the date hereof to the Closing, Seller shall deliver to Buyer within 15 days after the end of each calendar month copies of the unaudited balance sheet of the Transferred Assets and the related statement of income for the immediately preceding calendar month (the "MONTHLY STATEMENTS").

7.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants the following:

         7.1      ORGANIZATION AND GOOD STANDING

                  Buyer is a corporation duly incorporated, and validly existing under the laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of Tennessee and has full corporate power to carry on its business as contemplated hereby and to own or lease and operate its properties and assets now owned or leased and operated by it.

         7.2 AUTHORITY

                  Buyer has the full corporate power and authority to execute, deliver and perform the obligations and covenants set forth in this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herein have been duly authorized by the Board of Directors of Buyer. No further corporate action is necessary on the part of Buyer to make this Agreement binding upon and enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(a) violate any Law applicable to Buyer or (b) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer.

         7.3      BROKERAGE AND FINDER'S FEES

                  As of the date hereof, none of Buyer, its Affiliates or any of their officers or directors has employed, contracted for the services of or authorized any broker, finder or investment banker with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby, and Buyer shall be solely responsible for any fees or commissions payable to any such broker, finder or investment banker by reason of the actions (or alleged actions) of Buyer, its Affiliates or any of their officers or directors making a claim for such fees or commissions whether pursuant to an agreement entered into after the date hereof or otherwise.

         7.4      PERMITS AND ACCREDITATIONS

                  There is no matter known to Buyer which would adversely affect the obtaining by Buyer of any Permits or accreditations necessary for the operation by Buyer of the Hospital Businesses as of the Closing in the same manner as the Hospital Businesses are presently operated by Seller. Each of Buyer and its Affiliates possess all Permits and accreditations necessary to permit them to operate the health care facilities operated by them. All such health care facilities have been accredited by the JCAHO. Neither Buyer nor any of its affiliates has received any notice or has any knowledge of any matter which would materially adversely effect the maintenance of any such Permits or accreditations.

         7.5      NO KNOWLEDGE OF SELLER'S BREACH

                  Neither Buyer nor any of its Affiliates has Knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. If any of Buyer's Designated Representatives (as defined herein) shall have received or reviewed any written information (a "WRITTEN STATEMENT") indicating that Seller has made a misstatement in or omission from any representation or warranty of Seller under this Agreement before the Closing Date (whether through Seller or otherwise), then for the purpose of Seller's liability under the corresponding representations and warranties in this Agreement after the Closing Date, the effect shall be as if the corresponding representations and warranties were so modified in this Agreement as of the Closing Date; provided, however, that (a) Buyer's opportunity to make an investigation (including, but not limited to its due diligence investigation) of the Transferred Assets shall not limit the express representations and warranties of Seller made herein, unless any of Buyer's Designated Representatives has received or reviewed a Written Statement, and (b) Buyer must notify Seller within 48 hours (or promptly, if 15 days or less prior to the Closing Date) if any such information comes to its attention before the Closing Date, and Buyer's failure to so notify Seller shall constitute a waiver by Buyer of Seller's breach, if any, of any representation or warranty to which such Written Statement relates, or a waiver of such condition or circumstance insofar as it would excuse Buyer from its timely performance of obligations. As used herein, "BUYER'S DESIGNATED REPRESENTATIVES" shall mean Neil G. McLean and Dana C. McLendon, Jr.

         7.6      NO ASSURANCE

                  Buyer acknowledges and agrees that the rates or bases used in calculating payments or reimbursements to it by any Payor (including but not limited to Medicare) may differ from the rates and bases used in calculating such payments or reimbursements to Seller; provided, however, that Seller will notify Buyer of any changes in said rates arising prior to Closing of which Seller has Knowledge.

8.       OBLIGATIONS AND COVENANTS OF BUYER

         Buyer hereby covenants and agrees as follows:

         8.1      CONSENT OF OTHERS

                  As soon as reasonably practicable after the date of this Agreement, and in any event prior to the Closing, Buyer shall use its reasonable commercial efforts to obtain the consents required to be obtained by Buyer hereunder of all necessary Persons and governmental agencies having jurisdiction over this transaction to the consummation of the transactions contemplated hereunder, including, without limitation, the Permits, participations and accreditations referred to in Paragraph 9.5.

         8.2      INSPECTION

                  Prior to the date of this Agreement, Buyer commenced its due diligence investigation and inspection of the Transferred Assets (structural, operational, environmental, title or otherwise) and of the business, prospects and affairs of the Transferred Assets and the Hospital Businesses (the "INSPECTION"). As Buyer has not completed the Inspection prior to the date of this Agreement, Buyer hereby covenants and agrees that Buyer shall complete the Inspection on or before the expiration of the Inspection Period referred to in Paragraph 9.3, provided that Seller has fully and timely responded to all due diligence requests made by Buyer or its representatives, and all costs and expenses incurred in connection with the Inspection shall be borne by Buyer except as otherwise specifically set forth herein. As part of the Inspection,
(i) Seller has obtained and delivered to Buyer (a) preliminary title reports (the "PRELIMINARY TITLE REPORTS") issued by Chicago Title Insurance Company (the "TITLE COMPANY") with respect to the Real Property, the Lander Property, and the Woodland Park Property, together with true, correct and legible copies of all instruments referred to therein as conditions or exceptions to title, (b) UCC search reports covering each Seller (and, to Seller's Knowledge, all trade names and d/b/a's used by the Hospitals and the Hospital Businesses ("UCC REPORTS"), and (ii) Buyer has obtained (x) written environmental surveys of the Real Property, the Lander Property and the Woodland Park Property (collectively, the

"ENVIRONMENTAL SURVEY") prepared by an environmental consulting firm (the "CONSULTANT"), and (y) ALTA surveys complying with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys (the "SURVEYS") for the Real Property, the Lander Property and the Woodland Park Property, and Buyer has delivered copies of the Environmental Survey (including the final reports and all draft reports) and the Surveys to Seller. Buyer and Seller acknowledge and agree that the Environmental Survey as of the date of this Agreement is only an initial environmental site assessment (the "PHASE I ASSESSMENTS") but will include, if subsequently determined by Buyer and the Consultant to be necessary or prudent, and if Buyer thereafter directs the Consultant to undertake the same (at Buyer's sole cost and expense) a further investigation with respect thereto (the "PHASE II INVESTIGATION") of the Real Property, the Lander Property and/or the Woodland Park Property and that thereafter all references in this Agreement to the Environmental Survey shall mean both the Phase I Assessment and all Phase II Investigations. The right of access granted to Buyer pursuant to Paragraph
6.2 shall include the right to inspect, sample, test or perform any other service or procedure reasonably necessary for the preparation of the Environmental Survey. Buyer shall give Seller no less than 24 hours' notice before the Consultant enters onto the Real Property, the Lander Property or the Woodland Park Property to conduct the Phase II Investigation, which shall be conducted so as not to interfere with the normal operation of the Hospital Businesses. Seller shall be permitted to have one of its employees present during all inspections of and sample gatherings (including borings) from the soil or any floor tile, insulation or other internal component of the Real Property, the Lander Property and the Woodland Park Property.

         8.3      BUYER'S EFFORTS TO CLOSE

                  Buyer shall use its reasonable commercial efforts to satisfy all the conditions precedent set forth in Paragraphs 9 and 10 to its or Seller's obligations under this Agreement to the extent that Buyer's action or inaction can control or influence the satisfaction of such conditions.

         8.4      WAIVER OF BULK SALES LAW COMPLIANCE

                  Subject to the indemnification provisions of Paragraph 16.1, Buyer hereby waives compliance by Seller to the extent permitted by Law with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Transferred Assets are located and all other similar Laws applicable to bulk sales and transfers.

         8.5      ABILITY TO PERFORM

                  Attached hereto as EXHIBIT "8.5" is a letter from TD Securities to Dana McLendon, Jr. dates December 10, 1997 (the "COMMITMENT LETTER"), wherein TD Securities has listed the lenders who have committed definitively to participate in Buyer's $132,500,000 Senior Secured Credit Facility. Buyer hereby agrees from and after the date hereof, to take no action which would cause such lenders to withdraw their commitment to participate in the Senior Secured Credit Facility.

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are subject to the satisfaction or Buyer's waiver in writing, at or prior to the Closing, of each of the following additional conditions:

         9.1      ACCURACY OF WARRANTIES AND REPRESENTATIONS

                  Each of the representations and warranties of Seller set forth in this Agreement and in the Disclosure Statement delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except as to changes occurring in the ordinary course of business of the Hospital Businesses after the date of this Agreement and not materially adversely affecting the business, properties or financial condition of the Hospital.

         9.2      PERFORMANCE OF OBLIGATIONS

                  Seller shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing.

         9.3      APPROVAL OF INSPECTION

                  Buyer shall have approved, subject to the provisions of Paragraph 14.7, the results of the Inspection in the manner set forth in this Paragraph 9.3. Buyer shall complete the Inspection on or before the date which is ten days from the date hereof (the "INSPECTION PERIOD"). On or prior to the expiration of the Inspection Period, Buyer shall give Seller written notice of its approval or disapproval of the Inspection. If Buyer gives notice of its disapproval of the Inspection, such notice must specify the items to which Buyer objects which led Buyer to disapprove the Inspection and the satisfaction of the requirements of this Paragraph 9.3 shall be governed by Paragraph 14.7. If Buyer fails to deliver to Seller a proper and timely notice of disapproval of the Inspection, Buyer shall be deemed to have approved the Inspection.

         9.4      THIRD PARTY CONSENTS

                  Woodland Park Hospital, Inc. shall have entered into an amendment to the Woodland Park Lease to extend the term of the Lease to December 31, 2019 and Buyer shall have received the consent to the assignment by Seller of the Woodland Park Lease in a form reasonably acceptable to Buyer.

         9.5      PERMITS AND PROGRAM PARTICIPATION

                  Buyer shall have obtained (or received reasonable assurances that it shall obtain) all Permits and accreditations required for the operation of the Hospitals by Buyer following the Closing in substantially the same manner as currently operated, and Buyer shall have obtained (or received reasonable assurances that it shall obtain within a reasonable period of time after the Closing) Medicare, Medicaid and CHAMPUS certification of the Hospitals and the participation by the Hospitals in the program of any other Payor reasonably determined by Buyer that will in each instance be effective as of the Closing and that within a reasonable period of time after the Closing the Hospitals may participate in or receive reimbursement from all such programs effective as of the Closing.

         9.6      TAX MATTERS

                  Seller shall have delivered to Buyer a duly executed certificate of nonforeign status in the form required by Section 1445 of the Code.

         9.7      TITLE INSURANCE

                  At the Closing, Buyer shall have received either (a) ALTA (or the local equivalent thereof) extended coverage owner's policies (or, with respect to the Lander Property and the Woodland Park Property, a leasehold owner's policy) of title insurance issued by the Title Company to Buyer insuring title to the Real Property, the Lander Property and the Woodland Park Property in an amount equal to the portion of the Purchase Price allocated to the Real Property, the Lander Property and the Woodland Park Property pursuant to Paragraph 14.5, showing good and marketable title to the Real Property and good and marketable leasehold title to the Lander Property and the Woodland Park Property vested in Buyer free and clear of all Liens except (i) statutory liens not yet delinquent, (ii) the Permitted Exceptions, (iii) any matter that may be disclosed by the Surveys, and (iv) all other matters and exceptions approved, deemed approved or waived by Buyer during the Inspection Period (collectively the "TITLE POLICY"), or (b) the written commitments or binders of the Title Company to issue the Title Policy in the aforementioned condition within a reasonable time after the Closing Date. Seller shall, at Buyer's expense, execute and deliver such certificates and affidavits as may be reasonably required to delete the standard printed exceptions which are capable of being deleted from the Title Policy.

         9.8      INSTRUMENTS OF TRANSFER

                  At the Closing, Seller shall have delivered to Buyer or Escrow Agent (as hereinafter defined in Paragraph 11), as the case may be, such special or limited warranty deeds for the Real Property, assignments of lease for the Real Property Leases, Bills of Sale and other good and sufficient instruments of transfer, conveyance and assignment as are reasonably requested by Buyer and reasonably satisfactory to counsel for Buyer and Seller and which shall be effective to vest in Buyer title to the Transferred Assets in accordance with SECTION "5.4". Seller shall also execute and deliver, at no additional expense to Seller, such instruments as may be reasonably required by the Title Company in order to issue any endorsements obtained by Buyer, at Buyer's expense; provided, however, that the issuance of any such endorsements shall not be a condition to Closing.

         9.9      OFFICER'S CERTIFICATE

                  Seller shall have delivered to Buyer (a) a certificate, dated the Closing, executed by its President, any Vice President or any authorized signatory on behalf of Seller (and not in such person's individual capacity), stating that as of the Closing (i) Seller knows of no facts except as specifically disclosed in writing in such certificate which would cause Seller to be in breach of any of its representations and warranties hereunder, (ii) to Seller's Knowledge, Seller has duly performed in all material respects all obligations and covenants to be performed by it hereunder and (b) good standing certificates for each Seller from the Secretary's of State of their respective states of incorporation, dated as of a date not earlier than ten business days prior to the Closing Date.

         9.10     CERTIFIED RESOLUTIONS

                  A copy of the following shall have been delivered to Buyer: the resolutions of the Board of Directors of each Seller (and any shareholder of Seller, if required) authorizing the execution of this Agreement and the performance of the transactions contemplated hereby, together with an incumbency certificate from each Seller, all of which shall be certified as true, correct and effective as of the Closing Date by the Secretary or Assistant Secretary of each Seller.

         9.11     HART-SCOTT-RODINO ACT

                  Seller shall have complied with the Hart-Scott-Rodino Antitrust Improvements Act of 1975 (15 U.S.C. Section 18A) and the rules promulgated thereunder (said statute and rules are collectively referred to hereinafter as the "PREMERGER RULES"), together with all other Laws concerning antitrust and fair trade. The applicable waiting period required under the Premerger Rules shall have expired without objection or shall have been waived, and all other consents or approvals required by such other Laws shall have been obtained.

         9.12     ADVERSE ACTION

                  No bona fide action or proceeding shall be pending against either Buyer or Seller wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transactions contemplated by this Agreement or would compel Buyer's divestiture of all or any part of the Transferred Assets or otherwise restrict Buyer's operation of the Transferred Assets; and no governmental agency shall have notified either Buyer or Seller that the consummation of the transactions by this Agreement would constitute a violation of Laws of any jurisdiction or would compel Buyer's divestiture of all or any part of the Transferred Assets or otherwise restrict Buyer's operation of the Transferred Assets or that it has commenced or intends to commence proceedings to restrain the consummation of the transactions contemplated hereunder and such agency has not withdrawn such notice.

         9.13     PARENT GUARANTY

                  At the Closing, Tenet Healthcare Corporation, a Nevada corporation ("SELLER'S PARENT"), the ultimate parent of all entities comprising Seller, shall have delivered to Buyer a guaranty of Seller's performance of its obligations hereunder, which guaranty shall be substantially in the form of EXHIBIT "9.13".

         9.14     OPINION OF SELLER'S COUNSEL

                  Buyer shall have received an opinion from the general counsel, associate general counsel or senior counsel of Seller, dated as of the Closing Date and addressed to Buyer stating that (a) each Seller is a corporation validly existing and in good standing under the laws of the state of its incorporation and (b) this Agreement has been duly and validly authorized, executed and delivered by each Seller and is not contrary to the Articles of Incorporation or bylaws of such Seller. In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of each Seller. The opinion of counsel shall be limited, however, to California and federal laws and shall be subject to such other customary conditions and limitations as are applicable.

10.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are subject to the satisfaction or Seller's waiver in writing, at or prior to the Closing, of each of the following additional conditions:

         10.1     ACCURACY OF WARRANTIES AND REPRESENTATIONS

                  Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date, except as to changes occurring in the ordinary course of business of Buyer after the date of this Agreement and not materially adversely affecting the business, properties or financial condition of the Buyer.


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
         10.2     PERFORMANCE OF OBLIGATIONS

                  Buyer shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing.

         10.3     PAYMENT OF PURCHASE PRICE

                  Buyer shall have delivered, or caused to be delivered, to Seller at the Closing (a) the immediately available funds described in Paragraph 2.3(a)(i), (b) the Bills of Sale and (c) immediately available funds in an amount equal to the costs to be reimbursed to Seller by Buyer pursuant to Paragraph 19.9, net of amounts owed to third parties by Seller pursuant to Paragraph 19.9.

         10.4     OFFICER'S CERTIFICATE

                  Buyer shall have delivered to Seller (a) a certificate, dated the Closing, executed by its President or any Vice President, on behalf of Buyer (and not in such person's individual capacity), stating that as of the Closing
(i) Buyer knows of no facts except as specifically disclosed in writing in such certificate which would cause Buyer to be in breach of any of its representations and warranties hereunder (ii) to the best of Buyer's Knowledge, Buyer has duly performed all obligations and covenants to be performed by it hereunder and (b) good standing certificates for Buyer from the Secretary of State of Tennessee, dated as of a date not earlier than ten business days prior to the Closing Date.

         10.5     CERTIFIED RESOLUTIONS

                  Copies of the following shall have been delivered to Seller:
(a) the resolutions of the Board of Directors of Buyer authorizing the execution of this Agreement and the performance of the transactions contemplated hereby which shall be certified as true, correct and effective as of the Closing Date by the Secretary or Assistant Secretary of Buyer and (b) an incumbency certificate of Buyer which shall be certified as true, correct and effective as of the Closing Date by the Secretary or Assistant Secretary of Buyer.

         10.6     HART-SCOTT-RODINO ACT

                  Buyer shall have complied with the Premerger Rules and all other Laws concerning antitrust and fair trade. The applicable waiting period required under the Premerger Rules and such other Laws shall have expired without objection or shall have been waived, and all other consents or approvals required by such other Laws shall have been obtained.

         10.7     ADVERSE ACTION

                  No bona fide action or proceeding shall be pending against either Buyer or Seller wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transactions contemplated by this Agreement or would compel Buyer's divestiture of all or any part of the Transferred Assets or otherwise restrict Buyer's operation of the Transferred Assets; and no governmental agency shall have notified either Buyer or Seller that the consummation of the transactions contemplated by this Agreement would constitute a violation of Laws of any jurisdiction or would compel Buyer's divestiture of all or any part of the Transferred Assets or otherwise restrict Buyer's operation of the Transferred Assets or that it has commenced or intends to commence proceedings to restrain the consummation of the transactions contemplated hereunder and such agency has not withdrawn such notice.

         10.8     CONTINUED EXISTENCE OF COMMITMENT LETTER

                  The Commitment Letter shall be in full force and effect and all lenders listed therein shall have taken such action as is necessary to enable them to fund Buyer's Senior Secured Credit Facility on or before the Closing Date.

         10.9     OPINION OF BUYER'S COUNSEL

                  Seller shall have received an opinion from Harwell Howard Hyne Gabbert & Manner, P.C., counsel to Buyer, dated as of the Closing Date and addressed to Seller stating that (a) Buyer (and each of Buyer's Subsidiaries if Buyer's Subsidiaries will, pursuant to Paragraph 19.5, take title to the Transferred Assets) is a corporation validly existing and in good standing under the laws of the State Tennessee (and, with respect to each such Buyer's Subsidiary, its respective state of incorporation) and (b) this Agreement has been duly and validly authorized, executed and delivered by Buyer and is not contrary to the Articles of Incorporation or bylaws of Buyer. In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of Buyer. The opinion of counsel shall be limited, however, to Tennessee and federal laws and shall be subject to such other customary conditions and limitations as are applicable.

11.      CLOSING

         The Closing shall take place on January 31, 1998, at a time and a place mutually agreeable to the parties or, subject to the limitations set forth in Paragraph 17.1(c), such later date as all conditions precedent to the parties' obligations set forth in Paragraphs 9 and 10 shall have been satisfied, waived or are capable of being performed as of such date. The date on which the Closing actually occurs shall be referred to herein as the "CLOSING DATE". The Closing shall be effective for all purposes as of 12:01 a.m. (determined by reference to the local time zones in which the Hospital Businesses are located) on the day immediately following the Closing. The term "CLOSING" as used in this Agreement shall mean the meeting of Buyer and Seller at which (of, if an escrow is established with Escrow Agent (as hereinafter defined in Paragraph 11.2), the actions of Escrow Agent by which) the documents and instruments referred to in Paragraph 9.8 are delivered to Buyer, the documents and funds referred to in Paragraph 10.3 are delivered to Seller and the other actions required to be taken hereunder shall have been taken.

         11.1     PRE CLOSING

                  A pre-closing of the transactions contemplated hereunder may, if either party so elects, be held at a time and place mutually agreeable to counsel to each of the parties on the day preceding the Closing Date.

         11.2     ESCROW

                  If either of the parties desires to consummate the Closing through an escrow, an escrow shall be opened with (and the escrow agent shall be) Chicago Title Company, an Affiliate of the Title Company ("ESCROW AGENT"), by depositing a fully executed copy of this Agreement with Escrow Agent to serve as escrow instructions. This Agreement shall be considered the primary escrow instructions between the parties, but the parties shall execute such additional standard escrow instructions as Escrow Agent shall require in order to clarify the duties and responsibilities of Escrow Agent. In the event of any conflict between this Agreement and such additional standard escrow instructions, this Agreement shall prevail. On the Closing Date, Escrow Agent shall (a) cause the special or limited warranty deeds for the Real Property, together with any other documents which the parties hereto may mutually designate, to be recorded in the official records of the appropriate county on the Closing Date, (b) issue and deliver to Buyer the Title Policy, or the binding commitment of the Title Company to issue the Title Policy, (c) deliver to Seller by wire transfer of immediately available funds to the account or accounts designated by Seller the Purchase Price referred to in Paragraph 2.3(a)(i) and the costs to be reimbursed to Seller by Buyer pursuant to Paragraph 19.9 (net of the amount of costs to be reimbursed to Buyer by Seller), (d) deliver to Buyer the other agreements, documents and instruments set forth in Paragraph 11.3(a), and (e) deliver to Seller the other agreements, documents and instruments set forth in Paragraph 11.3(b).

         11.3     DELIVERIES AT CLOSING

                  At the Closing, Buyer shall cause the Purchase Price referred to in Paragraph 2.3(a)(i) and the costs to be reimbursed to Seller by Buyer pursuant to Paragraph 19.9 to be wired to the account or accounts designated by Seller and, upon written confirmation from the sending bank that said wire transfer has commenced (which written confirmation shall include the confirmation number of such wire transfer), the parties shall take the actions set forth below; provided, however, that if the Closing is to be consummated through Escrow Agent, then on or prior to the Closing Date, Buyer shall cause such funds to be wired to the Escrow Agent and upon Escrow Agent's confirmation of its receipt of such funds, the parties shall undertake such actions by making the deliveries described below to Escrow Agent for recordation and/or delivery on the Closing Date.

                  (a) Seller. Seller shall deliver to Buyer the deeds and other instruments of transfer, conveyance and assignment as described in Paragraph 9.8, the other agreements, documents and instruments referred to in Paragraph 9.

                  (b) Buyer. Buyer shall deliver to Seller the agreements, certificates, documents and instruments referred to in Paragraph 10.

12.      "AS IS" PURCHASE

         Buyer acknowledges and agrees (and upon which Seller shall have materially relied in selling the Transferred Assets to Buyer at the Purchase Price and on the other terms and conditions herein set forth) that prior to the expiration of the Inspection Period Buyer shall have completed the Inspection (including its full and complete inspection of the Transferred Assets) and upon the Closing shall conclusively be deemed to have been satisfied with the results of the Inspection and with any cure of any Disapproved Item by Seller pursuant to Paragraph 14.7. Based on the Inspection, Buyer is purchasing the Transferred Assets on an "AS IS" basis and in "WITH ALL FAULTS" condition and except as otherwise specifically provided in this Agreement, Seller makes no representation or warranty, whether expressed or implied, regarding the physical condition of the Transferred Assets, their fitness or suitability for any particular purpose, or their compliance with applicable local building codes, safety, fire, land use or access laws (including, without limitation, the Americans With Disabilities Act), or any similar Law.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER, BY ITS SIGNATURE BELOW, HEREBY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER SELLER, NOR ANY OF ITS OFFICERS, EMPLOYEES, AFFILIATES OR AGENTS, HAS MADE ANY REPRESENTATION OR WARRANTY REGARDING THE TRANSFERRED ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF HABITABILITY OR WARRANTY OF MERCHANTABILITY OR WARRANTY OF SUITABILITY FOR A PARTICULAR PURPOSE, AND BUYER HEREBY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTY OF HABITABILITY, THE IMPLIED WARRANTY OF MERCHANTABILITY, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND ALL EXPRESSED OR IMPLIED WARRANTIES RELATING TO THE QUALITY OF OR OTHERWISE RELATING TO THE PHYSICAL CONDITION OF THE TRANSFERRED ASSETS.


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
13.      EXCLUSIVITY FEE

         Prior to the execution of this Agreement, Buyer has deposited the sum of $700,000 (the "EXCLUSIVITY FEE") into an escrow account (the "ESCROW") at the Escrow Agent as consideration for Seller's covenants set forth in Paragraphs 6.2, 65, 8.2 and as a good faith deposit for Buyer's performance under this Agreement. The Exclusivity Fee shall be held and administered by the Escrow Agent pursuant to the terms of that certain Escrow Agreement dated September 18, 1997 among Buyer, Tenet Healthcare Corporation on behalf of Seller, and Escrow Agent (as may be amended from time to time, the "ESCROW AGREEMENT"). The Exclusivity Fee shall be distributed as follows:

         13.1 If the transaction contemplated by this Agreement fails to close because of (a) the breach by Buyer of its material representation, warranties or obligations hereunder, or (b) the conditions precedent set forth in Paragraphs 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 or 10.9 have not been satisfied by Buyer or waived by Seller, then, subject to the rights of the Escrow Agent under the Escrow Agreement, all funds in the Escrow shall be distributed to Seller.

         13.2 If the transaction contemplated by this Agreement fails to close for any reason other than (a) a breach by Buyer of its material representations, warranties or obligations hereunder, or (b) the conditions precedent set forth in Paragraphs 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 or 10.9
have not been satisfied by Buyer or waived by Seller, then, subject to the rights of the Escrow Agent under the Escrow Agreement, all funds in the Escrow shall be distributed (x) first to Seller in an amount equal to the costs to be reimbursed by Buyer pursuant to Paragraph 19.9, and (y) thereafter, to Buyer in an amount equal to the balance of such funds.

         13.3 If the transaction contemplated by this Agreement shall close, then, subject to the rights of the Escrow Agent under the Escrow Agreement, all funds in the Escrow shall be wire transferred on the Closing Date to Seller in partial satisfaction of Buyer's obligation to pay the Purchase Price in immediately available funds.

14.      ADDITIONAL COVENANTS

         The following provisions shall apply, and the following actions shall be taken, on, before or after the Closing:


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
         14.1     FURTHER DOCUMENTATION OR ACTION

                  From time to time, at the request of either party, whether on or after the Closing, without further consideration, either party, at its expense and within a reasonable amount of time after request hereunder is made, shall execute and deliver such further instruments of assignment and transfer and take such other action as may be reasonably required to more effectively assign and transfer the Transferred Assets to Buyer, deliver or make the payment of the Purchase Price to Seller or any amounts due from one party to the other pursuant to the terms of this Agreement or confirm Seller's ownership of the Retained Assets or carry out the purposes of any provision of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Asset, or assume any Assumed Obligation, if the attempted assignment or assumption of the same, as a result of the absence of a consent or authorization of a third party, would constitute a breach or default under any lease, agreement or commitment or would in any way adversely affect the rights, or increase the obligations, of Buyer or Seller with respect thereto; provided, however, that the assignment of any contract, including, without limitation Medicare, Medicaid and similar provider agreements, which may lawfully be made subject to customary conditions subsequent (such as need surveys, evaluations of Buyer or other determinations by the counter parties to such agreements) shall be deemed not to constitute a default under, or in any way adversely affect the rights or increase the obligations of Buyer with respect to, such lease, agreement or commitment, unless the counter party indicates prior to the Closing that such condition or conditions subsequent are not likely to be met. If any such consent or authorization is not obtained, or if an attempted assignment or assumption would be ineffective or would adversely affect the rights or increase the obligations of Seller or Buyer with respect to any such lease, agreement or commitment, so that Buyer would not, in fact, receive all such rights, or assume the obligations, of Seller with respect thereto as they exist prior to such attempted assignment or assumption, then Seller and Buyer shall enter into such reasonable cooperative arrangements as may be reasonably acceptable to both Buyer and Seller (including, without limitation, sublease, agency, indemnity or payment arrangements and enforcement at the cost and for the benefit of Buyer of any and all rights of Seller against an involved third party) to provide for Buyer the benefits of such Transferred Asset or to relieve Seller from the obligations of such Assumed Obligation, and any transfer or assignment to Buyer by Seller of any such Transferred Asset, or any assumption by Buyer of any such Assumed Obligation, which shall require such consent or authorization of a third party that is not obtained shall be made subject to such consent or authorization being obtained.

         14.2     PRESERVATION OF AND ACCESS TO RECORDS

                  (a) Owner of Hospital Records. The term "HOSPITAL RECORDS" shall mean (a) all or any portion of the medical, clinical and other records directly or indirectly associated with the admission, care and treatment of patients (excluding, however, all billing, other financial and marketing information related thereto) for periods ending on or prior to the Closing Date (the "PATIENT RECORDS") and (b) all or any portion of the financial and other records and files of the Hospitals (including patient billing, other financial and marketing information, whether or not included as part of the "financial jacket" of the Patient Records) for periods ending on or prior to the Closing Date (the "BUSINESS RECORDS") including, without limiting the generality of the foregoing, any records, documents or other material (but excluding any such privileged or confidential records, documents or other materials that relate directly to the negotiation of this Agreement and the consummation of the transactions contemplated hereby). As set forth in Paragraph 1.1, the Hospital Records are Transferred Assets. Notwithstanding the foregoing, the parties shall cooperate in providing copies and access to the Hospital Records as set forth below.

                  (b) Seller's Access. Buyer shall retain the Hospital Records pertaining to a particular Hospital at such Hospital (or at such other locations as Buyer shall determine from time to time provided Buyer has given Seller written notice of such locations) at Buyer's cost, until the expiration of five years from the Closing (and, if at the expiration thereof any tax or Payor audit or judicial proceeding is in process or the applicable statute of limitations has been extended or has not then expired or terminated, for such longer period if such audit or proceeding is in process or such statutory period is extended and for such longer period until such expiration or termination) (the "DOCUMENT RETENTION PERIOD"). After the Closing, Buyer shall grant, and Seller shall have, access to the Hospital Records (including any Patient Records) as needed for any lawful purpose (including Seller's inspection and copying of the same), and Seller shall have the same rights of access to inspect and copy that Buyer had prior to the Closing; provided, however, that any Hospital Records delivered to or made available to Seller and its representatives will be treated as strictly confidential by Seller and its representatives, will not be directly or indirectly divulged, disclosed or communicated to any other Person other than Seller and its representatives who are reasonably required to have access to such information (unless Seller is compelled to disclose the same by judicial or administrative process), and will be returned to Buyer when Seller's use therefor has terminated. Buyer shall instruct the appropriate employees of the Hospital Businesses to cooperate in providing access to such records to Seller and its authorized representatives as contemplated herein. Access to such records shall be, wherever reasonably possible, during normal business hours, with 24 hours' prior notice to Buyer of the time when such access shall be needed. Seller's employees, representatives and agents shall conduct themselves in such a manner so that Buyer's normal business activities and patient care shall not be unduly or unnecessarily disrupted. After the expiration of the aforementioned Document Retention Period, Buyer shall not, without 90 days prior written notification to Seller (the "DESTRUCTION NOTICE"), destroy any Hospital Records in its possession. Within 80 days after its receipt of the Destruction Notice, Seller shall have the right, at its own expense, to require Buyer to deliver any such records to Seller and Buyer shall thereupon deliver the same to Seller. Within ten business days following the Closing, Buyer shall apprise the executive officers and such other appropriate employees of the Hospital Businesses of, and shall instruct such officers and employees to adopt and follow a records retention/destruction policy with respect to the

Hospital Records which complies with, the foregoing record maintenance and destruction program for the Hospital Records.

               (c) Buyer's Access. To the extent not included in the Hospital Records, after Closing Seller shall (i) make its books and records available to Buyer and Buyer's auditors on 24 hours' prior notice and in a manner so as no to or unnecessarily interfere with Seller's operations, and (ii) otherwise cooperate with Buyer in order to permit Buyer to conduct an audit of Seller's financial statements for any period prior to Closing, provided that such audit is conducted in accordance with generally accepted auditing principles.

          14.3 LITIGATION COOPERATION

               After the Closing, upon prior reasonable written request, each party shall cooperate with the other, at the requesting party's expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information testimony and other assistance in connection with any actions, tax or cost report audits, proceedings, arrangements or disputes involving either of the parties hereto (other than in connection with disputes between the parties hereto) and based upon contracts, arrangements or acts of Seller or any of their respective Affiliates which were in effect or occurred on or prior to the Closing and which related to the Transferred Assets, including, without limitation, arranging discussions with, and the calling as witnesses of, officers, directors, employees, agents and representatives of Buyer.

          14.4 EMPLOYEE BENEFIT PLANS

               The parties hereto recognize and agree that Buyer is not assuming any of the Plans and, except as provided in Paragraph 3.1(b), is not assuming any obligation or liability related to the Plans. Seller (a) shall terminate as of the Closing Date the active participation of all Hired Employees in all of the Plans covering such employees, (b) shall cause the Plans to make timely appropriate distributions, to the extent required, to the Hired Employees in accordance with, and to the extent permitted by, the terms and conditions of such Plans and (c) in connection with the termination of the active participation of all Hired Employees in such Plans and the termination of employment with Seller of all Hired Employees, shall comply, and shall cause each Plan to comply, with all applicable Laws. Prior to the Closing, Seller shall have delivered to Buyer, for information purposes only, forms of any letters or other communications which Seller shall distribute to the employees of the Hospital notifying such employees of their rights in respect of their cessation of active participation in the Plans.

          14.5 ALLOCATION OF PURCHASE PRICE

               The Purchase Price shall be allocated among each of the Transferred Assets (or, where more practical, each category of Transferred Assets) in accordance with SCHEDULE "14.5". Seller and Buyer hereby agree to allocate the Purchase Price in accordance with Schedule 14.5, to be bound by such allocations for all purposes, to account for and report the purchase and sale of the Transferred Assets contemplated hereby for all purposes (including, without limitation, financial, accounting, Medicare reimbursement (to the extent required by applicable Law) and federal and state tax purposes) in accordance with such allocations, and not to take any position (whether in financial statements, cost reports, tax returns, cost report or tax audits, or otherwise) unless required by applicable Law, which is inconsistent with such allocations without the prior written consent of the other party.

          14.6 CONFIDENTIALITY

               The parties hereto recognize and agree that all information, instruments, documents and details concerning the business of Buyer and Seller are strictly confidential, and Seller and Buyer expressly covenant and agree with each other that they will not, nor will they allow any of their respective officers, directors, employees or agents (including professional advisors) to, reproduce, distribute or disclose any matters relating to the business of the other or relating to this Agreement, its negotiation, terms, provisions or conditions, including Purchase Price (collectively, the "CONFIDENTIAL INFORMATION"), except for disclosure to their respective professional advisors (who shall agree not to reproduce, distribute or disclose the same) which is reasonably necessary to effectuate the transactions contemplated hereby and in a manner consistent with the provisions of this Agreement. Notwithstanding the foregoing, (a) Buyer shall be entitled to disclose Confidential Information to any prospective lender of Buyer, and nothing contained in this Paragraph 14.6 shall prohibit Buyer from disclosing, and Seller hereby consents to Buyer's disclosure of, the transactions contemplated hereby to governmental agencies to the extent reasonably necessary to obtain the Permits, participations and accreditations contemplated by Paragraph 9.5, and (b) Buyer and Seller shall be entitled to disclose to third parties such information regarding the transactions contemplated hereby as is necessary to obtain such third parties' consents to the assignment of any Assumed Contract. Without limiting the generality of the foregoing, except as specifically permitted by this Paragraph 14.6, no public announcement or other disclosure of the proposed sale or acquisition of the Transferred Assets or of this Agreement or its contents shall be made by or on behalf of either party without the prior written consent of other party and such other party's prior approval of the form and content of the same, which consent and approval shall not be unreasonably withheld or delayed. Except as specifically permitted by this Paragraph 14.6, each party shall keep all Confidential Information obtained from the other either before or after the date of this Agreement confidential, and neither party shall reveal such information to, nor produce copies of any written information for, any Person outside its management group or its professional advisors without the prior written consent of the other party, unless such party is compelled to disclose such information by judicial or administrative process or by any other requirements of Law. If the sale contemplated by this Agreement should fail to close for any reason, each party shall return to the other as soon as possible all originals and copies of written information provided to such party by or on behalf of the other party and none of such information shall be used by either party, or their employees, agents or representatives in the business operations of any Person. Notwithstanding the foregoing, each party's obligations under this Paragraph 14.6 shall not apply to any information or document which is or becomes available to the public other than as a result of a disclosure by the other party in violation of this Agreement or other obligation of confidentiality under which such information may be held or becomes available to the party on a non-confidential basis from a source other than the other party or its officers, directors, employees or agents. The parties' obligations under this Paragraph 14.6 shall survive the termination of this Agreement or the Closing.

          14.7 CURE OF DISAPPROVED ITEMS

               If Buyer disapproves the Disclosure Statement, any Supplemental Disclosure Statement or the Inspection within the time periods applicable thereto (a "DISAPPROVED ITEM"), Seller shall have the right, but not the obligation, within ten days following its receipt of notice of Buyer's disapproval, to elect to cure such Disapproved Item by the delivery of an appropriate written notice to Buyer. Seller's notice shall set forth its proposed manner of cure of the Disapproved Item, which shall be subject to the prior approval of Buyer, and the anticipated period of time necessary to complete the cure. Buyer shall have five days after receipt to approve or disapprove Seller's notice to cure. If Buyer fails to disapprove Seller's notice to cure within said five day period, Buyer shall be deemed to have approved Seller's notice to cure. If Seller elects to cure a Disapproved Item, Seller shall commence the cure promptly following the delivery of its written notice to Buyer (and Buyer's approval or deemed approval of the proposed manner of cure) and thereafter shall diligently pursue the cure to completion, provided, however, in all events any cure by Seller of a Disapproved Item must be completed prior to the Closing. If Seller completes the cure of the Disapproved Item to Buyer's reasonable satisfaction within the time period herein specified, Buyer shall have no right to terminate this Agreement as a result of the Disapproved Item. If Seller fails to give notice to Buyer within the time period herein specified that it elects to cure the Disapproved Item, then, at the election of either party, the parties shall negotiate in good faith the resolution of the Disapproved Items (including Seller's cure of all or some of the same). If the Disapproved Items cannot be so resolved within 30 days from the date of such election and if Buyer does not within five days thereafter withdraw its notice of disapproval of the Disclosure Statement, any Supplemental Disclosure Statement or the Inspection or if, notwithstanding Seller's election to cure, Seller fails to complete the cure within the time period herein specified or Buyer timely disapproves Seller's notice to cure, this Agreement shall terminate without liability to Buyer or Seller and shall be of no further force or effect except as otherwise expressly provided herein and the Exclusivity Fee shall be returned to Buyer; provided, however, that if Seller fails to complete the cure before the

Closing, Buyer, at its discretion, may elect to proceed with the Closing and Seller shall promptly reimburse Buyer for, and indemnify and hold Buyer harmless from and against, all Losses incurred by Buyer after the Closing with respect to the cure of the Disapproved Items.

          14.8 EXCLUDED ASSETS AND RECEIVABLES

               (a) General Rule. Any asset (including all remittances and all mail and other communications) that is determined by the parties' agreement, or, absent such agreement, determined by litigation, to be or otherwise relate to a Retained Asset (including, without limitation, the proceeds of the Government Receivables) and that is or comes into the possession, custody or control of Buyer or any of its Affiliates (or their successors in interest or assigns, or their respective Affiliates) shall forthwith be transferred, assigned or conveyed by Buyer and its Affiliates (or their respective successors in interest or assigns and their respective Affiliates) to Seller, and until such transfer, assignment and conveyance, Buyer and its Affiliates (and their respective successors in interest and assigns and their respective Affiliates) shall not have any right, title or interest in such asset but instead shall hold such asset in trust for the benefit of Seller. Any asset (including all remittances and mail and other communications) that is determined by the parties' agreement or, absent such agreement, determined by litigation, to be or otherwise relate to a Transferred Asset and that is or comes into the possession, custody or control of Seller or any of their Affiliates (or their respective successors in interest or assigns) shall forthwith be transferred, assigned and conveyed by Seller and their Affiliates (or their respective successors in interest or assigns) to Buyer and until such transfer, assignment and conveyance, Seller and their Affiliates (and their respective successors in interest and assigns) shall not have any right, title or interest in such asset, but instead shall hold such asset in trust for the benefit of Buyer. Seller and its agents and representatives shall have the right upon reasonable written notice and subject to applicable privileges and confidentiality Laws, during regular business hours, to examine and inspect all the books and records of Buyer and its Affiliates and to have access to the Hospital or other locations from which Buyer and its Affiliates conduct their business operations for the sole purpose of investigating the existence of any Retained Asset in the possession of Buyer or any of its Affiliates and of auditing Buyer's collection of the Receivables. If, as a result of any dispute by Seller of any payments due from Buyer pursuant to this Paragraph 14.8, an amount is due from Buyer to Seller in excess of $5,000, then Buyer shall, in addition to all other obligations of Buyer hereunder, reimburse Seller for all out-of-pocket costs and expenses incurred by Seller in connection with such dispute, including, without limitation, the cost and expense of any audit conducted by Seller.

               (b) Straddle Patient Receivables. To compensate Seller for services rendered and medicine, drugs and supplies provided through the Closing Date with respect to patients ("STRADDLE PATIENTS") who were admitted to any Hospital on or before the Closing Date and discharged by such Hospital after the Closing Date, the following shall apply:


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



             (i) Cut-Off Billings. Seller shall prepare billings for all Straddle Patients as of the close of business on the Closing Date. All payments which are received by Buyer (or its successor in interest or assigns) after the Closing Date with respect to Straddle Patients and which relate to such cut-off billings shall constitute Receivables. All Receivables relating to such cut-off billings which are not Government Receivables shall be considered Purchased Receivables pursuant to Paragraph
    1.1.12. All such cutoff billings which are Government Receivables shall constitute a Retained Asset and shall immediately be paid to Seller in the manner described in subparagraphs (a) above and (b)(iii) below.

             (ii) Cut-Off Billings Not Accepted. If the Payor of any Straddle Patient cannot for any reason accept cut-off billings, then Seller shall deliver to Buyer a statement calculating the total charges made by Seller for services rendered and medicine, drugs and supplies provided through the Closing Date with respect to such Straddle Patient. Within ten days following the discharge of each such Straddle Patient, Buyer shall deliver to Seller a statement reflecting the total charges for the services rendered and medicine, drugs and supplies billed to such Straddle Patient after the Closing Date and the payments receivable (the "STRADDLE PATIENT PAYMENTS") by Buyer with respect to such Straddle Patient (including any cost per discharge limit imposed by TEFRA and all deductibles and co-insurance payments). The prorata share of the Straddle Patient Payments to which Seller shall be entitled for the services, medicine, drugs and supplies provided by Seller to each such Straddle Patient through the Closing Date shall be paid by Buyer to Seller in the manner herein provided and shall be equal to the amount obtained by multiplying the Straddle Patient Payments by a fraction, the numerator of which is the total charges made by Seller with respect to such Straddle Patient through the Closing Date and the denominator of which is the total charges made by Buyer and Seller with respect to such Straddle Patient. Seller or Buyer, as may be applicable, may have such statements as submitted by Buyer or Seller verified by their respective independent certified public accountants within 30 days from delivery. If such statements, as submitted by Buyer or Seller, are acceptable, then such statements shall fix the value of the services, medicine, drugs and supplies provided by Seller and Buyer to each such Straddle Patient. If any such statement is challenged by Seller or Buyer, then, unless otherwise resolved by agreement of the parties within 30 days of any such challenge, such statement shall be deemed in dispute, which dispute shall be resolved by the parties' independent certified public accountants. If such accountants cannot resolve the matter within 30 days, then it shall be submitted by them to a third accounting firm for resolution in accordance with the procedures contained in Paragraph 2.2. If Seller or Buyer does not give written notice to the party preparing the statement of its challenge of such statement within the first said

30 day period, the receiving party shall be deemed to have accepted the same. Within five business days of the later of the final determination of the value of the services, medicines, drugs and supplies provided by Seller and Buyer to each such Straddle Patient or the date Buyer receives payment for such Straddle Patient, Buyer shall pay to Seller such value in the manner described in subparagraph (iii) below. The pendency of a dispute shall not effect the payment obligation hereunder of Buyer to the extent such payment is not in dispute.

             (iii) Payments. All payments to be made pursuant to the foregoing subparagraphs of this Paragraph 14.8 shall be paid in immediately available funds.

               (c) Government Receivables. The following provisions shall apply with respect to the collection and administration of the Government Receivables:

             (i) Appointment of Collection Agent. Seller hereby appoints Buyer as its agent to collect the Government Receivables, and Buyer hereby accepts such appointment. As soon as possible after the Closing, Seller shall deliver to Buyer a schedule of all Government Receivables outstanding as of the Closing Date, which schedule shall show the amount due from each Payor, patient or other third party and shall deliver to Buyer possession of the Business Records pertaining to the Government Receivables.

             (ii) Collection. Buyer shall exercise its reasonable commercial efforts to collect the Government Receivables on behalf of and as agent for Seller. Buyer shall not have any right, title or interest in the Government Receivables, any proceeds received with respect to the Government Receivables or in the Business Records pertaining to the Government Receivables, but instead shall hold all such Government Receivables, proceeds and Business Records in trust for the sole benefit of Seller. All payments received by Buyer after the Closing Date from Payors, patients and other third parties shall be applied to the oldest remaining Government Receivables due from such Payor, patient or ocher third party in the order in which they arose, unless otherwise indicated on or suggested by any remittance advice from such Payor, patient or other third party which accompanies the payment. Any Government Receivables settled or compromised by Buyer without Seller's prior written consent shall be deemed to have been collected in full by Buyer. All payments received by Buyer with respect to the Government Receivables shall be paid by Buyer to Seller weekly commencing on the first Monday following the Closing Date and covering the seven day period ending on the immediately preceding Saturday. Buyer shall promptly notify Seller if it receives notice from any Payor, or patient, whether orally or in writing, stating that the amount of any Medicare Receivable is in dispute, including in such notice, to the extent known, a reasonably detailed description of the amount and nature of the dispute. Buyer shall not be required to file any lawsuit or commence any other proceeding to collect any Medicare Receivable.

             (iii) Termination of Collection Efforts. Buyer's obligations under this Paragraph 14.8(c) shall commence on the Closing Date and end on the first anniversary of the Closing Date (the "COLLECTION PERIODS"). At any time during the Collection Period, Seller may instruct Buyer to terminate its efforts to collect any Medicare Receivable, whereupon Buyer shall promptly transmit to Seller all records (including any Hospital Records) pertaining to such Medicare Receivable. With respect to any Government Receivables which have not been collected by the end of the Collection Period or with respect to which Seller has instructed Buyer to terminate its collection efforts, Seller and its Affiliates shall be free to institute such collection efforts with respect thereto (including, without limitation, instituting legal proceedings) as they in their sole discretion shall determine.

             (iv) Cooperation. Buyer agrees to cooperate with Seller and to provide access to any and all records (including the Hospital Records) to assist Seller in the collection, rebilling and auditing of the Government Receivables or in the monitoring of Buyer's collection efforts hereunder. Until all Government Receivables have been collected and paid over to Seller, Buyer and Seller agree as follows: (A) Seller may, without charge, locate one or more of its employees at the places of business where Buyer then maintains the records relating to the Government Receivables or otherwise exercises its efforts to collect the Government Receivables in order to assist with and monitor Buyer's collection of the Government Receivables and Seller's collection, rebilling and auditing of the Government Receivables, (B) Buyer shall provide any such employees of Seller, without charge, adequate and proper space to facilitate the performance of such duties, and (C) Buyer shall provide the reasonable assistance of its employees, without charge, in connection with the performance of such duties by such employees of Seller.

             (v) Security Interest. Buyer hereby grants to Seller a security interest in the Government Receivables and all proceeds therefrom to secure Buyer's performance of its obligations to distribute the proceeds of the Government Receivables to Seller pursuant to this Paragraph 14.8. Buyer shall execute and deliver to Seller at Closing a form UCC-1 Financing Statement in each jurisdiction where a Hospital is located to perfect such security interest in furtherance of the parties' intent that Seller shall have all rights of a secured party under all applicable laws. Seller agrees to terminate its security interest by filing a UCC-3 Termination Statement in each jurisdiction where a UCC-1 Financing Statement was filed as provided herein one year from the Closing Date.

             (vi) Cost Reports. Notwithstanding the foregoing to the contrary, Buyer shall not have any responsibility for, and Buyer's obligations under this Paragraph 14.8 shall not include, collecting or handling any pending or administrative appeal, claim or contested settlement with Medicare, Medicaid or any other Payor with respect to the cost reports and other filings referred to in Paragraph 14.10.

          14.9 COST REPORT AUDITS AND CONTESTS

               (a) After the Closing and for the period of time necessary to conclude any pending or potential audit or contest of any cost reports with respect to the Hospital Businesses concerning periods ending on or before the Closing Date, Buyer shall within five days of Buyer's receipt of the same, forward to Seller all information received from Payors relating to periods prior to and as of the Closing Date, including, without limitation, cost report settlements, notices of program reimbursements, demand letters for payment and proposed audit adjustments. Upon the reasonable request of Seller, Buyer shall assist Seller (including by providing the reasonable support of its employees at no cost to Seller) in obtaining information deemed by Seller to be necessary or convenient in connection with any audit or contest of such reports.

               (b) If any Payor determines that Seller is liable to refund any payment or reimbursement received by Seller from such Payor which is attributable to any period of time ending on or prior to the Closing and which arises out of or by reason of the sale of the Transferred Assets hereunder (including any such determination based on such Payor's disregard of the provisions of Paragraph 14.5) and if Buyer (or its successors or assigns) thereby realize an increase in its reimbursements from any such Payor (including, without limitation, an increase by reason of a step up in the basis of the Transferred Assets by Buyer, or its successors or assigns), then Buyer and its successors and assigns shall pay to Seller an amount equal to all such increases in reimbursements as such increases are received by Buyer, or its successors or assigns, no less frequently than quarterly until such time as Seller has received the full amount of such refund. Buyer and its successors and assigns agree to seek from such Payor an increase in its reimbursements upon the receipt from Seller of written notice stating that such an adverse determination has been made by such Payor and the cost of pursuing such increased reimbursement by Buyer shall be paid by Seller promptly on demand for such payment by Buyer. Notwithstanding the foregoing, to the extent that the Health Care Financing Administration promulgates regulations pursuant to Section 4404 of the Balanced Budget Act of 1997 that definitively remove any and all obligation on the part of Seller to refund any payment or reimbursement received by Seller pursuant to this



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



subparagraph (b) from any Payor, then Buyer's obligations under this subparagraph (b) shall terminate.

         14.10 FILING COST REPORTS; AMOUNTS DUE TO OR FROM THIRD PARTY PAYORS

               Seller shall prepare and timely file all cost reports (including, without limitation, the terminated cost report) and all other filings which are required to be filed with Medicare, any other Payors or any governmental agency with respect to the operations of the Hospital Businesses for any and all periods ending on or prior to the Closing Date. Buyer shall assist Seller in the preparation of such cost reports and other filings by promptly completing and returning to Seller the year end cost report package for the terminated cost report which Seller delivers to Buyer. Seller shall retain all rights to any amounts receivable from Medicare or other Payors with respect to such filed cost reports or filings (as reflected thereon or as finally determined by the audit, contest or other adjustment of such reports or filings) and shall remain obligated for all amounts due Medicare with respect to such filed cost reports or filings (as reflected thereon or as finally determined by the audit, contest or other adjustment of such cost reports or filings) and the parties hereby acknowledge and agree that Buyer is not being assigned or otherwise receiving and is not hereby assuming any of the same. Buyer shall promptly notify Seller of such amounts due to Medicare from Seller or any amounts due from Medicare to Buyer which are being withheld by Medicare by reason of Seller's breach of its obligations under this Paragraph 14.10 or by reason of any other event or occurrence taking place or otherwise attributable to the operations of the Hospital and the Transferred Assets on or prior to the Closing Date (including, without limitation, any periodic interim payments governed by the provisions of Paragraph 14.8(c)). On receipt of such notice, together with written evidence from Medicare or such other Payors in support thereof, if any exist, Seller shall remit all such amounts or comply with its obligations hereunder within sufficient time to avoid the imposition of any interest charges or the withholding of any payment due from Medicare or other Payors to Buyer; provided, however, that if any such withholding has occurred, for whatever reason, Seller shall reimburse Buyer for the full amount of all payments so withheld within three business days of Buyer's written notice to Seller of the same.

         14.11 EMPLOYEE MATTERS

               (a) Retained Employees. Buyer shall offer to hire at the Closing each of Seller's then active employees who are in good standing to perform comparable services, in such position and for such compensation as is comparable to the position such employee held with, and the compensation paid to such employee by, Seller at the Closing, provided that Buyer shall not be obligated to offer employment to Hospital based personnel who are on the corporate payroll of an Affiliate of Seller (including each Hospital's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Director of Nursing and Director of Development). For purposes of this Agreement, active employees in good standing are those employees who are actually providing services to the Hospital Businesses

(including those employees who are temporarily absent due to vacation or other routine matter in compliance with Law or Seller's policies pertaining to employee matters), but shall exclude any employee whose employment status currently is restricted, suspended or otherwise affected as a result of disciplinary, corrective or other similar action. Seller has identified on only those employees as of the date indicated thereon who meet the requirements of the preceding sentence and who Buyer shall offer to hire (the "RETAINED Employees"). The list of the Retained Employees shall be adjusted by Seller as of the Closing Date to reflect changes in the employees of Seller, and Buyer shall offer to hire the Persons identified by Seller on such adjusted list of Retained Employees. Seller or its Affiliates shall have the right to employ or offer to employ any Retained Employee (including, without limitation, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Director of Nursing of each Hospital) who declines Buyer's offer of employment, provided that neither Seller nor its Affiliates shall offer employment to, or solicit such persons until Buyer has notified Seller that it does not intend to offer employment to such Person(s) or such Person(s) has declined Buyer's offer.

               (b) Hiring of Retained Employees by Buyer. Buyer shall hire at the Closing the Retained Employees who elect to accept employment with Buyer (the "HIRED EMPLOYEES") and shall continue to employ the Hired Employees for a period of no less than 90 days following the Closing Date, unless Buyer sooner terminates the employment of any Hired Employee for cause or any Hired Employee resigns or accepts another position with Buyer. Except as may be limited hereby or by contract, the Hired Employees' employment with Buyer will be for no definite term and the Hired Employees' positions and compensation levels will be subject to Buyer's policies. Buyer agrees to give the Hired Employees full credit for the Paid Time Off and Sick Pay of such employees as reflected on the revised Schedule "3.1(b)", either by allowing such employees such Paid Time Off or Sick Pay reflected on such revised Schedule "3.1(b)" as to which such employees would have been entitled under the policies of Seller if such employees had remained employees of Seller or, upon termination of employment, by making full payment to such employees of the Paid Time Off that such employees would have received had they taken such Paid Time Off. Buyer shall be fully responsible for providing or paying Paid Time Off and, as applicable, Sick Pay to any Hired Employee and for any unemployment compensation or any other unemployment benefits payable to a Hired Employee whose employment is terminated by Buyer and Buyer shall indemnify, and hold Seller harmless from and against all Losses actually incurred, paid or required (including those required under penalty of Law or by a governmental entity) to be paid by Seller resulting from Buyer's termination of a Hired Employee and/or failure to provide or pay Paid Time Off or, as applicable, Sick Pay.

               (c) Health and Other Employee Benefits. Buyer shall provide the Hired Employees the program of health care benefits that are made available to its employees in general; provided, however, that such health care benefits shall be immediately available to the Hired Employees as of the Closing Date who were then participants of and entitled to receive benefits under Seller's health care plans without any limitation with respect to preexisting conditions, and such Hired Employees shall become as of the Closing Date participants without regard to any applicable waiting period or any limitation with respect to preexisting conditions. Buyer shall give each other Hired Employee credit for his or her prior service with Seller for purposes of satisfying any waiting periods of Buyer's health care plans with respect to eligibility to participate or preexisting conditions. Buyer shall also give each Hired Employee credit for his or her prior service with Seller for those purposes for which length of service may be considered in connection with determining all other employee benefits of Buyer made available to its employees in general, including without limitation, retirement, severance, Paid Time Off ant Sick Pay. Buyer acknowledges and agrees that Buyer is a successor employer for purposes of COBRA, that the Hired Employees will not, as a result, be deemed to have had a termination of employment for purposes of COBRA and that any COBRA notices or coverages required to be given or made available to any Hired Employee shall be given or made by Buyer and not Seller. Seller shall be responsible for COBRA notices and coverages with respect to any employees other than the Hired Employees.

               (d) Acknowledgment of Responsibility. Buyer acknowledges and agrees that as of the date and time the Closing is effective pursuant to Paragraph 11, Buyer is considered for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq. (the "WARN ACT",) the employer of the Retained Employees and that Buyer (and not Seller) shall thereupon be responsible for complying with the WARN Act with respect to the Retained Employees and that prior to such time none of the Retained Employees shall be, nor shall they be deemed to be, terminated. Buyer shall indemnify and hold Seller harmless from and against all losses, liabilities, fines, penalties, charges, costs and expenses, including reasonable attorneys' fees (including a reasonable estimate of the allocable costs of in-house counsel and staff) actually incurred, paid or required under penalty of Law to be paid by Seller
(i) resulting from any compliance obligation (including, without limitation, the obligation to give notice or pay money) Seller or Buyer has under the WARN Act with respect to the termination of any Retained Employee whose name appears on the adjusted list of Retained Employees on the Closing Date or (ii) resulting from any claims of the Hired Employees (including, without limitation, claims for health care coverage or benefits). Buyer's indemnification obligation hereunder is separate and apart from and in addition to its indemnification obligations under Paragraph 16.2.

               (e) No Employment Contract. The understandings set forth in this Paragraph 14.11 are solely for the purpose of defining the obligations between Buyer and Seller with respect to the individuals employed in the operation of the Hospital Businesses as of the Closing Date and shall not be construed as creating any employment contract or other contract between either Buyer or Seller, on the one hand, and any such employee, on the other, nor to create or modify any Plan. All such employees shall remain terminable at will by Buyer or Seller, as the case may be, except to the extent otherwise required by Law or any preexisting employment or other contracts which have been specifically assumed by Buyer hereunder.

         14.12 MEDICAL STAFF PRIVILEGES/BYLAWS

               For a period of 30 days after the Closing, Buyer shall not change or modify either (a) the medical staff privileges for physicians on staff at the Hospitals on the Closing Date, or (b) the medical staff bylaws in effect on the Closing Date for each Hospital.

         14.13 ANTITRUST LAWS COMPLIANCE

               The parties acknowledge that the transaction contemplated by this Agreement is subject to the provisions of the Premerger Rules and other Laws concerning antitrust and fair bate. Accordingly, the following provisions shall apply:

               (a) Initial Filings. Buyer and Seller shall promptly prepare and file with the Federal Trade Commission ("FTC") and with the United States Department of Justice ("JUSTICE DEPARTMENT") the notification and report forms required under the provisions of the Premerger Rules and shall promptly make all filings with any other governmental agencies as are required by any other Laws pertaining to antitrust and fair trade. Each such filing shall not, to the knowledge of the filing party, fail to conform to the requirements of the Premerger Rules or such other Laws. The filing fee required with respect to each such filing shall be paid by the party filing the same.

               (b) Additional Filings. Buyer and Seller shall each promptly notify the other of any request by the FTC, Justice Department or such other governmental agencies for additional information with respect to such filings. The party who receives such request shall promptly respond thereto and the other party shall cooperate in supplying any information required to enable the responding party to so comply. Each such filing shall not, to the knowledge of the filing party, fail to conform to the requirements of the Premerger Rules or such other Laws.

               (c) Cooperation. All analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted on behalf of either party hereto in connection with the proceedings under or relating to the Premerger Rules or any Law pertaining to antitrust or fair trade shall be subject to the joint approval or disapproval and the joint control of Buyer and Seller, acting with the advice of their respective counsel, it being the intent of the foregoing that the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analysis, presentation, memorandum, brief, argument, opinion or proposal. Nothing herein shall prevent either party or their respective Affiliates from making or submitting any such analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal in response to a subpoena or other legal process or as otherwise required by Law or submitting factual information to the Justice Department, FTC, any other governmental agency or any court or administrative law judge in response to requests therefor or as otherwise required by Law.

         14.14 FILING TAX RETURNS

               Buyer shall cause its employees, at no cost to Seller, to assist Seller, in the same manner and to the extent that employees of the Hospital Businesses currently provide such assistance, in the preparation and filing of all returns relating to taxes imposed upon the businesses operated through the Transferred Assets that relates to periods ending on or prior to the Closing Date but which are due after the Closing Date.

         14.15 USE OF CONTROLLED SUBSTANCE PERMITS

               To the extent permitted by Law, Buyer shall have the right, for a period not to exceed 180 days following the Closing Date, to operate under the Permits of Seller relating to controlled substances and the operations of pharmacies, until Buyer is able to obtain such permits for itself; provided, however, that nothing herein shall require Seller to renew any Permits which may expire during such 180-day period. Seller shall execute and deliver to Buyer the special limited powers of attorney substantially in the form and substance of EXHIBIT "14.15" Buyer acknowledges that it shall apply for all such permits as soon as reasonably possible before and after the Closing Date and shall diligently pursue such applications. Buyer shall indemnify and hold Seller harmless from and against all Losses actually incurred, paid or required under penalty of Law to be paid by Seller resulting in whole or in part from the use of such permits by Buyer. Buyer's indemnification application hereunder is separate and apart from, and in addition to, its indemnification obligations under Paragraph 16.2, which shall be subject to and governed by the provisions of Paragraph 16.3.

         14.16 LIMITED USE OF MANUALS AND SOFTWARE

               Subject to obtaining any necessary consent or permission from third-party vendors or licensors, Seller agrees to make available to Buyer, solely in connection with Buyer's operation of the Hospitals: (i) the royalty-free, nonexclusive right and license to use, for a period not to exceed one year from the Closing Date, the clinical policy and procedure manuals of Seller which are Retained Assets (the "MANUALS"); and (ii) information services (the "SERVICES") using only the proprietary computer software and hardware described in Exhibit 14.16 (the "SOFTWARE") presently used at the Hospitals for a period not to exceed one year from the Closing Date, on the following terms and conditions:

               (a) Buyer shall accept the Manuals and Software in their present condition, "AS IS" and "WITH ALL FAULTS" and without any representation or warranty of any kind whatsoever, either expressed or implied, by Seller including, but not limited to, any representation or warranty that the Manuals or Software are adequate for Buyer's operation of the Hospitals after the Closing or are in compliance with any Laws. Any and all fees, costs and expenses incurred in connection with the transition by Buyer from the Software and Manuals to other manuals, software and hardware shall be borne solely by

Buyer, including, without limiting the generality of the foregoing, all fees, costs and expenses incurred in creating extract files and reports in connection with such transition.

               (b) Buyer agrees that Seller shall have no obligation whatsoever to update or otherwise revise the Manuals or the Software, even if Seller or its Affiliates are revising similar manuals or software or hardware at other health care facilities, as Buyer shall assume full responsibility therefor provided, however, that Seller will provide to Buyer, for Buyer's use during the term of the license granted by this Paragraph 14.16, any routine upgrade to base operating systems licensed hereunder at the time and in the manner of Seller's general distributions to its facilities using such systems.

               (c) Buyer acknowledges and agrees that the Manuals and Software are strictly confidential and proprietary information of Seller and its Affiliates, and Buyer hereby expressly covenants and agrees that it will not (nor will it allow any of its officers, directors, employees or agents to), directly or indirectly, reproduce, distribute or disclose all or any part of the Manuals or Software, unless Buyer's disclosure is compelled by judicial or administrative process or except as may be required in the operation of the Hospitals (including, but not limited to, as required by any Laws). Upon the expiration of the license hereby granted to Buyer or the sooner termination of Buyer's use of the Manuals and/or Software, Buyer shall return to Seller all originals and copies of the Manuals and/or Software.

               (d) As a material inducement to Seller's agreement to license the Manuals and Software to Buyer, (i) Buyer hereby releases and forever discharges Seller and its Affiliates from and against any and all claims, demands, debts, liabilities, obligations and causes of action of every kind in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which Buyer or its Affiliates now or may hereafter have against Seller or its Affiliates by reason of the use by Buyer of the Manuals and/or Software and (ii) Buyer shall indemnify and hold Seller and its Affiliates harmless from and against all losses liabilities, fines, penalties, charges, costs and expenses, including reasonable attorneys' fees (including a reasonable estimate of the allocable costs of in-house counsel and staff) actually incurred, paid or required under penalty of Law to be paid by Seller or its Affiliates resulting in whole or in part from the use by Buyer of the Manuals and/or Software.

         14.17 USE OF NAME

               Buyer and Seller shall enter into one or more license agreements (the "LICENSE AGREEMENTS") pursuant to which Seller or its Affiliate shall grant to Buyer or Buyer's Subsidiary, the non-exclusive right to use the names "Pulse Home Health" and "Pulse Health Services" solely in the manner and at the Hospitals where such names currently are used, for a period of three years commencing on the Closing Date. The License Agreements shall provide that Buyer shall maintain certain standards of care and other matters as are specified in the License Agreements.



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



         14.18 PURCHASE OF SUPPLIES

               Buyer has asked to participate in Seller's Affiliate's group purchasing organization called BuyPower for a period of two years from the Closing Date. In connection therewith, at the Closing, Buyer shall execute a Buy Power purchasing assistance agreement in the form attached hereto as Exhibit "14.18" shall not be required to pay the base participation fee for the two years that it participates in BuyPower.

           15. SURVIVAL OF REPRESENTATIONS

               Notwithstanding any investigation made by Seller or Buyer, any distribution in liquidation or dissolution, or any voluntary or involuntary act of Seller or Buyer, subject to the provisions of Paragraph 16.5, the representations, warranties, covenants, agreements and indemnifications made by the parties shall survive the Closing and shall be deemed to be material and to have been relied upon by Buyer and Seller.

          16. INDEMNIFICATION

              16.1 INDEMNIFICATION OF BUYER BY SELLER

                   Subject to the provisions of Paragraphs 15, 16.3, 16.4, 16.5 and 16.6, each Seller shall indemnify and hold Buyer harmless from and against claims incurred or asserted against and all losses, liabilities, damages, COSTS and expenses, including reasonable attorneys' fees (including a reasonable estimate of the allocable costs of in-house legal counsel and staff) (all such claims, losses, liabilities, damages, costs and expenses shall collectively be referred to as "LOSSES"), actually incurred, paid or required (including those required under penalty of Law) to be paid by Buyer with respect to such Hospital and the related Hospital Businesses, resulting from (a) any breach of any representation, warranty, covenant or agreement made herein by such Seller with respect to such Hospital and related Hospital Businesses, or (b) if the Closing occurs, any obligation, liability or claim relating to (i) the Excluded Liabilities relating to such Hospital and related Hospital Businesses, or (ii) the Retained Assets relating to such Hospital and related Hospital Businesses; provided, however, that except for personal injury claims made by third parties for injuries occurring prior to the Closing Date and caused solely by the condition of the Real Property, the Lander Property or the Woodland Park Property, nothing in this Paragraph 16.1(b) shall obligate any Seller to indemnify Buyer for any such obligation, liability or claim relating to the physical condition of the Transferred Assets as Buyer is purchasing the Transferred Assets "AS IS" and "WITH ALL FAULTS".

             16.2 INDEMNIFICATION OF SELLER BY BUYER

                   Subject to the provisions of Paragraphs 15, 16.3, 16.4, 16.5 and 16.6, Buyer shall indemnify and hold each Seller harmless from and against all Losses, actually incurred, paid or required (including those required under penalty of Law) to be paid by each

Seller with respect to Hospital and related Hospital Businesses sold by such Seller pursuant to this Agreement, resulting in whole or in part from (a) any breach of any representation, warranty, covenant or agreement made herein by Buyer, (b) the activities of Buyer or its agents which arise in connection with the Inspection or otherwise (including, without limitation, the compliance by Seller or its agents with any request made by Buyer or its agents) of such Hospital and related Hospital Businesses or (c) if the Closing occurs, any obligation, liability or claim relating to (i) the Assumed Obligations relating to such Hospital and related Hospital Businesses, or (ii) the Transferred Assets relating to, or the operations of, such Hospital and related Hospital Businesses to the extent such obligation, liability or claim is based upon acts or omissions occurring after the Closing Date, and is not an Excluded Liability or a Retained Asset, including the ongoing operations of the Transferred Assets relating to such Hospital and related Hospital Businesses after the Closing Date and the continuance or performance by Buyer after the Closing Date of any agreement or practice of such Seller.

              16.3 NOTIFICATION AND SETTLEMENT OF CLAIMS

                   Any party seeking indemnification hereunder (the "INDEMNITEE") shall, (a) within 30 days from the date the Indemnitee received actual knowledge of the claim (or by such earlier date after the Indemnitee has received actual knowledge of the claim as may be necessary to avoid material prejudice to the other party), notify the other party (the INDEMNITOR") of such claim (the "INDEMNIFICATION NOTICE") and provide the Indemnitor with a copy of such claim or other documents received, and (b) upon request, otherwise make available to the Indemnitor all relevant information material to the defense of such claim and within the Indemnitee's possession. The failure of the Indemnitee to give the Indemnitor notice within the specified number of days shall not relieve the Indemnitor of any of its obligations hereunder, but may create a cause of action for breach for damages directly attributable to such delay. If the Indemnitor notifies the Indemnitee in writing within ten days after an Indemnification Notice is given to the Indemnitor that the Indemnitee is entitled to indemnification hereunder or defense with respect to such claim (subject, however, to any reservation of rights the Indemnitor may have to contest the Indemnitee's right to indemnification hereunder), then the Indemnitor shall have the right by notice given to the Indemnitee within 15 days after the date of the Indemnification Notice to assume and control the defense thereof, including the employment of counsel selected by the Indemnitor, and the Indemnitor shall pay all expenses of such defense. The Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such claim, but the fees and expenses of such counsel shall be borne by the Indemnitee unless the employment thereof has been specifically authorized by the Indemnitor in writing; provided, however, that if the named parties to any such proceeding (including any impleaded parties) include both the Indemnitee and the Indemnitor, and if the Indemnitor requires that the same counsel represent both the Indemnitee and the Indemnitor and if representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnitor. If the Indemnitor shall have failed to assume the defense of any claim in accordance with the provisions of this Paragraph 16.3, then the Indemnitee shall have the absolute right to control the defense of such claim and, if and when it is finally determined that the Indemnitee is entitled to indemnification from the Indemnitor hereunder, the fees and expenses of the Indemnitee's counsel shall be borne by the Indemnitor and paid by Indemnitor to Indemnitee within five business days of written demand therefor, but the Indemnitor shall be entitled, at its own expense, to participate in (but not control) such defense. The Indemnitor shall have the right to settle or compromise any such claim in its sole and absolute discretion and without consultation with the Indemnitee so long as such settlement or compromise does not impose any obligations on the Indemnitee (except with respect to providing releases of the third party). The Indemnitee shall not settle or compromise the claim without satisfying one of the following conditions (otherwise the Indemnitor shall be released from all indemnification obligations hereunder to the Indemnitee with respect to such claim): (a) the Indemnitee shall first obtain the written consent of the Indemnitor or (b) the Indemnitor shall have failed, after written notice to it of such suit, to take action to defend the same within the 15-day period described above.

              16.4 LIMITATIONS ON INDEMNIFICATION OBLIGATIONS

                   (a) Buffer and Deductible. Notwithstanding anything to the contrary contained in this Paragraph 16, no claim for indemnification hereunder shall be made by the Indemnitee against the Indemnitor with respect to a particular Hospital until the aggregate amount of Losses resulting from such claims by the Indemnitee against the Indemnitor with respect to such Hospital shall exceed $300,000 but thereafter Indemnitee shall be entitled to recovery of the full amount of all such Losses, including the first $300,000; provided, however, that individual claims of less than $10,000 shall not be aggregated for purposes of the foregoing $300,000 limitation. The provisions of this Paragraph
16.4 shall not apply to any claim based on the parties' obligations set forth in Paragraphs 1, 2, 3 and 14.

                   (b) Maximum Limit on Seller's Indemnification Obligation. If the Closing occurs, then in no event shall any Seller be liable to Buyer under Paragraph 16.1 for amounts which, in the aggregate, exceed the portion of the Purchase Price allocable to such Seller.

              16.5 TIME LIMITATIONS

                   Seller shall not be liable for any breach of any representation, warranty, covenant or agreement contained herein or made by Seller under or in connection with this Agreement unless Buyer shall have given written notice to Seller of the basis of its claim within two years of the Closing. Buyer shall not be liable for any breach of any representation, warranty, covenant or agreement contained herein or made by Buyer under or in connection with this Agreement unless Seller shall have given written notice to Buyer of the basis of its claim within two years of the Closing. The provisions of this Paragraph 16.5 shall not apply to any claim based on the parties' obligations set forth in Paragraphs 2, 3 and 14.

              16.6 EXCLUSIVE REMEDY

                   Absent fraud, the sole exclusive remedy for damages of a party hereto for any breach of the representations, warranties, covenants and agreements of the other party contained in this Agreement, or any document or instrument delivered in connection herewith, shall be the remedies contained in this Paragraph 16; provided, however, that the remedy for breaches of the covenants set forth in Paragraph 14.6 shall not be limited to the remedies set forth in this Paragraph 16 and shall include injunctive and other equitable remedies, as appropriate. If the Closing occurs, Buyer shall not be entitled to indemnity under Paragraph 16.1, and Seller shall not be entitled to indemnity under Paragraph 16.2, except for out-of-pocket Losses actually suffered or sustained by Buyer or Seller, as the case may be, and such indemnity shall not include Losses in the nature of consequential damages, lost profits, diminution in value, damage to reputation or goodwill, or the like. In computing Losses, such amount shall be computed net of any related recoveries to which the Indemnitee is entitled under insurance policies or other related payments received or receivable from any other Person and net of any tax benefits actually received by the Indemnitee, taking into account the income tax treatment of the receipt of indemnification.

          17. TERMINATION

              17.1 TERMINATION UPON CERTAIN EVENTS

                   Either Buyer or Seller may, at or prior to the time set for Closing, terminate this Agreement under any one of the following circumstances:

                   (a) If at the time for Closing (i) a bona fide action or proceeding shall be pending against any party wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transactions contemplated by this Agreement or (ii) any governmental agency shall have notified any party to this Agreement that the consummation of the transactions contemplated by this Agreement would constitute a violation of the Laws of any jurisdiction and that it has commenced or intends to commence proceedings to restrain the consummation of the transactions contemplated hereunder, and such agency has not withdrawn such notice prior to such termination; provided, however, that, notwithstanding Paragraph 17.1(c) to the contrary, the Closing shall be extended so long as either party hereto is diligently attempting to obtain the dismissal of such action or proceeding or cause such notice to be withdrawn; or

                   (b) If the conditions of this Agreement to be complied with or performed by the other party at or before the Closing shall not have been complied with or performed on or before the date specified for the Closing in Paragraph 11 or, subject to


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



Paragraph 17.1(c) below, such later date upon which the parties shall mutually agree, and such noncompliance or nonperformance shall not have been waived by the party giving notice of termination; or

                   (c) If for any reason the Closing shall not have occurred on or before April 1, 1998.

              17.2 EFFECT OF TERMINATION

                   If there has been a termination under this Paragraph 17, then this Agreement shall be deemed terminated, and all further obligations of the parties hereunder shall terminate except that those obligations set forth in Paragraphs 13, 14.6, 16, and 18 shall survive. Any termination under this Paragraph 17 shall be without liability to the parties hereto, except that such termination shall be without prejudice to the rights and remedies which any party seeking to terminate this Agreement may have if (a) a default shall be made by the other party in the observance or in the due and timely performance by such party of any of the covenants herein contained, or (b) there shall have been a breach by the other party of any of the warranties and representations herein contained, and except for fraudulent acts by a party, the remedies for which shall not be limited by the provisions of this Agreement. Notwithstanding the foregoing to the contrary, if Seller shall have made such default or breach, then Buyer need not terminate this Agreement but may seek to specifically enforce Seller's obligations hereunder.

         18. LIQUIDATED DAMAGES

             IN THE EVENT THAT THE TRANSACTIONS CONTEMPLATED HEREUNDER SHALL FAIL TO CLOSE BECAUSE OF (A) THE BREACH BY BUYER OF ITS MATERIAL REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, OR (B) THE CONDITIONS PRECEDENT SET FORTH IN PARAGRAPHS 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 OR 10.9
HAVE NOT BEEN SATISFIED BY BUYER OR WAIVED BY SELLER, THEN BUYER SHALL BE IN DEFAULT, SELLER SHALL BE RELEASED FROM SELLER'S OBLIGATION TO SELL THE TRANSFERRED ASSETS TO BUYER. THE PARTIES HEREBY EXPRESSLY AGREE THAT SELLER SHALL RECEIVE AS SELLER'S LIQUIDATED DAMAGES AN AMOUNT EQUAL TO THE EXCLUSIVITY FEE AND THE PARTIES EXPRESSLY AGREE THAT BECAUSE THE PRECISE AMOUNT OF SELLER'S DAMAGES CAUSED BY BUYER'S DEFAULT WOULD BE EXTREMELY DIFFICULT TO CALCULATE ACCURATELY, SUCH AMOUNT IS NOT UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS ENTERED INTO. SELLER AND BUYER ACKNOWLEDGE AND AGREE THAT THEY HAVE MADE A REASONABLE ENDEAVOR TO ESTIMATE THE ACTUAL DAMAGES SELLER WOULD SUSTAIN AS A RESULT OF BUYER'S DEFAULT. HOWEVER, THE PROSPECTIVE IMPRACTICABILITY

AND EXTREME DIFFICULTY OF FIXING SELLER'S ACTUAL DAMAGES HAS REQUIRED THE PARTIES TO ATTEMPT TO LIQUIDATE SELLER'S DAMAGES IN THE EVENT OF BUYER'S DEFAULT, SINCE SELLER'S DAMAGES WILL RESULT FROM, AMONG OTHER THINGS, MARKET FLUCTUATION, SELLER'S COSTS AND EXPENSES OF THIS TRANSACTION (INCLUDING, WITHOUT LIMITATION, SELLER'S LEGAL AND OTHER EXPENSES INCURRED IN CONNECTION WITH THIS AGREEMENT AND PREPARING FOR THE CLOSING), AND LOSSES WHICH WOULD RESULT FROM SELLER HAVING REMOVED THE TRANSFERRED ASSETS FROM THE MARKET FOR ANY LENGTH OF TIME. NOTWITHSTANDING ANY OTHER PROVISION HEREOF, RECEIPT OF LIQUIDATED DAMAGES SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY FOR BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE TRANSFERRED ASSETS.

          19. GENERAL PROVISIONS

              19.1 NOTICES

                   All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means calculated to arrive on any business day prior to 6:00 p.m. local time at the address of the addressee, or on the next succeeding business day if delivered on a non-business day or after 6:00 p.m. local time, (b) one business day after having been delivered to an air courier for overnight delivery or (c) five business days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

      If to Seller, addressed to:

                       c/o TENET HEALTHSYSTEM
                       14001 Dallas Parkway
                       Dallas, TX 75240
                       Attn: Donald W. Thayer
                       Facsimile: (972) 789-2318
                   with a copy to counsel for Seller:

                        Tenet HealthSystem
                        14001 Dallas Parkway
                        Dallas, TX 75240
                        Attn: General Counsel
                        Facsimile: (972) 789-2370

                        and

                        Gary Q. Michel, Esq.
                        Ervin, Cohen & Jessup LLP
                        9401 Wilshire Blvd., 9th Floor
                        Beverly Hills, CA 90212-2974
                        Facsimile: (310) 859-2325

                   If to Buyer, addressed to:

                        NEW AMERICAN HEALTHCARE CORPORATION
                        109 Westpark Drive, Suite 440
                        Brentwood, TN 37024
                        Attn: Neil G. McLean
                        Facsimile: (615) 221-5009

                    with a copy to counsel for Buyer:

                        Michael R. Hill, Esq.
                        Harwell, Howard, Hyne, Gabbert & Manner
                        315 Deaderick Street
                        Nashville, TN 37238
                        Facsimile: (615) 251-1059

              19.2 FORM OF INSTRUMENTS

                   To the extent that a form of any document to be delivered hereunder is not included within the Disclosure Statement, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the recipient thereof and consistent with the provisions of this Agreement.

              19.3 ATTORNEYS' FEES

                   In any litigation or other proceeding relating to this Agreement, including litigation with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees (including a reasonable estimate of the allocable costs of in-house legal counsel and staff).

              19.4 REMEDIES NOT EXCLUSIVE

                   Except as otherwise expressly set forth in this Agreement, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by a party shall not, except as otherwise expressly provided for herein, constitute a waiver of the right to pursue other available remedies.

              19.5 SUCCESSORS AND ASSIGNS

                   (a) Buyer's Limited Right to Assign. Prior to the Closing Date, Buyer, in its sole discretion, may assign any or all of its rights and obligations with respect to the Transferred Assets and the Assumed Obligations to a corporation, partnership, limited liability company or any other Person which is not an individual in which Buyer and its Affiliates hold at least 80% of the voting stock, partnership interests, membership interests or other ownership interests ("BUYER'S SUBSIDIARY"), provided that no such assignment shall relieve Buyer of any obligation or liability to Seller hereunder, and provided further that the following shall apply:

                       (i) Buyer shall provide Seller of prompt written notice of any such assignment.

                       (ii) No such assignment shall be effected if the making of the assignment will result in Buyer's inability to obtain any consent, approval or authorization required by Paragraph 9.4 or any Permit required by Paragraph 9.5.

                       (iii) Buyer's Subsidiary shall irrevocably appoint Buyer as its sole and exclusive representative and agent authorized to act for and to receive notices and payments on its behalf in all matters arising from or related to this Agreement.

                       (iv) As a condition to Seller's agreement to such assignments, Buyer hereby agrees that prior to the Closing Buyer will be the ultimate parent entity of the consolidated group of companies of which Buyer is a group member or that, in the event of any reorganization involving Buyer and its subsidiaries prior to the Closing, the ultimate parent entity of the consolidated group of companies emerging from such reorganization that includes Buyer and its successors and assigns shall, prior to any such reorganization, execute such documents as are reasonably necessary to confirm the assumption by such ultimate parent entity of Buyer's obligations to Seller hereunder.

                       (v) Buyer shall remain jointly and severally liable to Seller and to third parties with respect to any Assumed Obligations transferred to Buyer's Subsidiary, and, without limiting the generality of the foregoing, hereby absolutely and unconditionally guarantees the full, prompt and faithful performance by Buyer's Subsidiary of all covenants and obligations to be performed by Buyer's Subsidiary under this Agreement and any agreement delivered in connection herewith which are assigned to Buyer's Subsidiary, including but not limited to, the payment of all sums stipulated to be paid by such Buyer's Subsidiary pursuant to such assignment, it being understood that each such covenant and obligation constitutes the direct and primary obligation of Buyer, is independent of the covenants and obligations of Buyer's Subsidiary and that a separate action or actions may be brought and prosecuted against Buyer whether action is brought against Buyer's Subsidiary or whether Buyer's Subsidiary is joined in any such action or actions (Buyer hereby waiving any right to require Seller to proceed against Buyer's Subsidiary). Buyer hereby authorizes Seller, without notice and without affecting Buyer's liability hereunder, from time to time to (A) renew, compromise, extend, accelerate, or otherwise change the terms of any obligation of Buyer's Subsidiary hereunder with the agreement of Buyer's Subsidiary, (B) take and hold security for the obligations guaranteed, and exchange, enforce, waive and release any such security, and (C) apply such security and direct the order or manner of sale thereof as Seller in its discretion may determine. Buyer hereby further waives:

                           (I) Any right to subrogation, reimbursement, exoneration or contribution or any other rights that would result in Buyer being deemed a creditor of Buyer's Subsidiary under the federal Bankruptcy Code or any other law, in each case arising from the existence or performance of Buyer's guaranty of the obligations of Buyer's Subsidiary hereunder,

                           (II) Any defense that may arise by reason of the incapacity or lack of authority of Buyer's Subsidiary;

                           (III) Any defense based upon a statute or rule of law
              which provides that the obligations of a surety must be neither larger in amount nor in other respects more burdensome than those of the principal) and

                           (IV) Any duty on the part of Seller to disclose to
              Buyer any facts that Seller may now or hereafter know about Buyer's Subsidiary, since Buyer hereby acknowledges that it is fully responsible for being and keeping informed of the financial condition of Buyer's Subsidiary and all circumstances bearing on the risk of non-payment of any obligations assigned to Buyer's Subsidiary.

                   (b) No Third Party Rights. Subject to the provisions of Paragraph 19.5(a), the rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of the other; and nothing contained in this Agreement, express or implied, is intended to confer upon any Person or entity, other than the parties hereto and their permitted successors-in-interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so seated to the contrary.

              19.6 COUNTERPARTS

                   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              19.7 CAPTIONS AND PARAGRAPH HEADING

                   Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

              19.8 ENTIRETY OF AGREEMENT; AMENDMENT

                   This Agreement (including the Schedules hereto), the other documents and instruments specifically provided for in this Agreement and the letter agreement of even date herewith between Seller and Buyer regarding Seller's remediation of certain environmental matters on the Real Property, the Woodland Park Property and the Lander Property, contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by all of the parties hereto.

              19.9 EXPENSES AND PRORATIONS

                   Each party shall bear and pay its own costs and expenses relating to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement. In determining the costs and expenses of each party hereunder, the following rules shall apply: (a) all costs of the Preliminary Title Reports and each Title Policy shall be paid by Seller up to an amount equal to the amount Seller would have incurred if each Title Policy were a standard coverage owner's or leasehold owner's policy of title insurance (without deletion of survey exceptions), and the remaining costs of each Title Policy (including any endorsements required by Buyer), if any, shall be borne by Buyer; (b) all costs of the Surveys, the Environmental Survey and all UCC Reports shall be borne by Buyer; (c) all fees, charges and costs of economists and other experts, if any, jointly retained by Buyer and Seller in connection with the submissions made to any governmental agency and advice in connection therewith respecting the approval of the transactions contemplated hereby will be borne one-half by Seller and one-half by Buyer except for all fees relating to the Hart-Scott-Rodino filing, which fees shall be paid by Buyer; (d) all escrow charges and related fees shall be borne one-half by Seller and one-half by Buyer; (e) if not properly reflected as an Accrued Operating Expense as of the Closing Date, all real and personal property taxes (including all special assessments and any installment payments thereof) shall be prorated between Seller and Buyer as of the Closing Date based on the assessed valuations of such property for the taxable year in which the Closing occurs and the property tax rates for such taxable year of all applicable taxing jurisdictions; and (f) all other costs, charges and expenses shall, except as otherwise provided in this Agreement, be allocated between Buyer and Seller in accordance with the customs of the county in which the Real Property is located.

             19.10 CONSTRUCTION

                   This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

             19.11 WAIVER

                   The failure of any party to insist, in any one or more instances, on performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing and signed by such party or operational by the terms of this Agreement. A waiver by one party of the performance of any covenant, condition, representation or warranty of the other party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition, representation or warranty. A waiver by any party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.

             19.12 SEVERABILITY

                   The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding upon and enforceable against the parties hereto.

             19.13 CERTAIN DEFINITIONS

                   (a) Newly Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

                   "AFFILIATE" of a specified Person shall mean any corporation, partnership, sole proprietorship or other Person or entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity.

                   "COBRA" shall mean Sections 601 through 609 of ERISA and
Section 4980B of the Code.

                   "ENVIRONMENTAL REGULATIONS" shall mean all Laws and all policies and guidelines as of the date of this Agreement relating to the use, handling, treatment, storage, transportation, disposal, emissions, discharges or releases of Hazardous Materials or otherwise relating to the protection of the environment or industrial hygiene (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata).

                   "GOVERNMENT RECEIVABLES" shall mean any and all Receivables due from Medicare, Medicaid or CHAMPUS, or any other Receivable (including any such Receivables respecting a Straddle Patient), the assignment of which is either prohibited by Law or by the terms of any contract with a payor, and including all deductibles and co-insurance payments receivable from the patient or other payor, and including all Receivables which represent amounts due from Payors with respect to the cost reports and other filings referred to in Paragraph 14.10.

                   "HAZARDOUS MATERIALS" shall mean any substance, material or waste (including, without limitation, medical wastes, asbestos in any form, formaldehyde, radon, radioactive substance, hydrocarbons, petroleum, gasoline, crude oil or any products, byproducts or fractions thereof, polychlorinated biphenyls, industrial solvents, flammables, explosives and any other substance or material defined or listed as "hazardous substances", "hazardous waste", "toxic substances", "toxic pollutant" or similarly identified substances, materials or mixtures in or pursuant to the Environmental Regulations) which, in any material respect, is known to cause as of the date of this Agreement a health or environmental hazard and require remediation at the behest of any governmental agency.

                   "KNOWLEDGE" of (I) a party or Person other than Seller shall mean the current conscious awareness of the Persons who serve as of the date of this Agreement as the duly elected officers of such party or Person after reasonable inquiry, and (ii) Seller shall mean the current conscious awareness of the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Director of Nursing and the Plant Manager of each Hospital as communicated to Seller's representatives in response to inquiries made in the course of Seller's preparation of the Disclosure Statement.

                   "LAWS" shall mean all statutes, rules, regulations, ordinances, orders, codes, permits, licenses, policies, and agreements with or of federal, state, local and foreign governmental and regulatory authorities and any order, writ, injunction or decree issued by any court, arbitrator or governmental agency or in connection with any judicial, administrative or other nonjudicial proceeding (including, without limitation, arbitration or reference).

                   "PAYOR" shall mean Medicare, Medicaid, CHAMPUS and Medically Indigent Assistance programs, Blue Cross, Blue Shield or any other third party payor (including an insurance company), or any health care provider (such as a health maintenance organization, preferred provider organization, peer review organization, or any other managed care program).

                   "PERSON" shall mean any individual, partnership, corporation, limited liability company, trust, unincorporated association, joint venture or any other entity of any kind whatsoever, whether for profit or not for profit, and any governmental agency.

                   "REASONABLE COMMERCIAL EFFORTS" OR "REASONABLE EFFORTS" do not include the provision of any consideration to any third party or the suffering of any economic detriment to a party's ongoing operations for the procurement of any consent, authorization or approval required under this Agreement except for the costs of gathering and supplying data or other information or making any filings, fees and expenses of counsel and consultants and for customary fees and charges of governmental authorities and accreditation organizations.

                   "RECEIVABLES" shall mean all accounts, notes or other amounts receivable recorded or otherwise accrued by Seller as of the Closing Date as accounts, notes or other amounts receivable (excluding any amount not so recorded or accrued and any amount which ever was recorded or accrued before the Closing Date but which has been written off or: fully reserved as of the Closing
Date) from Payors, patients, physicians or any other Person (whether or not billed) including, without limiting the generality of the foregoing, any amount due to Seller arising from or in connection with the treatment of patients at, or the operation of, the Hospital Businesses, including (to the extent not already included) rights to payment for services rendered through the Closing Date to Straddle Patients, but excluding all such Receivables constituting Buyer's share of Straddle Patient Payments payable to Buyer pursuant to Paragraph 14.8(b).

                   "TAXES" shall mean (i) all federal, state, county and local sales, use, property, payroll, recordation and transfer taxes, (ii) all federal, state, county and local taxes, levies, fees, assessments or surcharges (however designated, including privilege taxes, room or bed taxes and user fees) which are based on the gross receipts, net operating revenues or patient days of a Hospital for a period ending on, before or including the Closing Date or a formula taking any one of the foregoing into account, and (iii) any interest, penalties and additions to tax attributable to any of the foregoing, but shall not include any income tax or other tax based on net income or any taxes payable by Seller relating to Seller's 1031 exchange as described in Paragraph 19.21.

                   (b) Table of Contents for Previously Defined Terms. The terms listed below are defined elsewhere in this Agreement and, for ease of reference, the Paragraph containing the definition of each such term is set forth opposite such term.

      Term                                                                  Paragraph
      ----                                                                  ---------
  Accrued Operating Expenses                                                3.1(d)
  Assumed Contracts                                                         3.1(a)
  Assumed Obligations                                                       3.1
  Bill of Sale                                                              2 3(a)(ii)
  Business Records                                                          14.2(a)
  Buyer's Designated Representatives                                        7.5
  Buyer's Subsidiary                                                        19.5(a)
  Closing                                                                   11
  Closing Date                                                              11
  Closing Schedule                                                          2.2
  Code                                                                      5.15
  Collection Period                                                         14.8(d)(iii)

  Commitment Letter                                                        8.5
  Confidential Information                                                 14.6
  Consultant                                                               8.2
  Contracts                                                                1.1.5
  Desired Consents                                                         6.4
  Destruction Notice                                                       14.2(b)
  Disapproved Item                                                         14.7
  Disclosure Statement                                                     4
  Document Retention Period                                                14.2(b)
  Environmental Survey                                                     8 2
  ERISA                                                                    5 22
  Escrow                                                                   13
  Escrow Agent                                                             11.2
  Escrow Agreement                                                         13
  Estimated Statement                                                      2.3
  Excluded Liabilities                                                     3.2
  Exclusivity Fee                                                          13
  Financial Statements                                                     5.3(a)
  Hired Employees                                                          14 11(b)
  Hospitals                                                                A
  Hospital Businesses                                                      A
  Hospital Records                                                         14 2
  Indemnification Notice                                                   16 3
  Indemnitee                                                               16.3
  Indemnitor                                                               16.3
  Inspection                                                               8.2
  Inspection Period                                                        9.3
  Intercompany Transactions                                                1.1.5
  Interim Statements                                                       5.3(a)
  Inventory                                                                1.1.4
  JCAHO                                                                    5 9
  Justice Department                                                       14.13(a)
  Lander Lease                                                             1.1.2
  Lander Property                                                          1.1.2
  Leased Real Property                                                     1.1.2
  Liens                                                                    5.4
  Losses                                                                   16.1
  Manuals                                                                  14.16
  Monthly Statements                                                       6.7
  Paid Time Off                                                            3 1(b)
  Patient Records                                                          14.2(a)
  Permits                                                                  5.9

  Permitted Exceptions                                                      5.4
  Phase I Assessment                                                        8.2
  Phase II Investigation                                                    8.2
  Plans                                                                     5.22
  Preliminary Title Reports                                                 8.2
  Premerger Rules                                                           9.11
  Prepaids                                                                  1.1.7
  Prior Years' Statements                                                   5.3(a)
  Purchase Price                                                            2.1
  Purchased Inventory                                                       1.1.4
  Purchased Prepaids                                                        1.1.7
  Purchased Receivables                                                     1.1.12
  Real Property                                                             1.1. 1
  Real Property Leases                                                      1.1.2
  Retained Employees                                                        14.11
  Retained Assets                                                           1.2
  Seller's Parent                                                           9.13
  Services                                                                  14.16
  Software                                                                  14. 16
  Straddle Patients                                                         14.8(b)
  Straddle Patient Payments                                                 14.8(b)(iii)
  Supplemental Disclosure Statement                                         4
  Surveys                                                                   8.2
  Tentative Purchase Price                                                  2.3
  Title Company                                                             8.2
  Title Policy                                                              9.7
  Transferred Assets                                                        1.1
  UCC Reports                                                               8.2
  WARN Act                                                                  14.11
  Woodland Park Lease                                                       1.1.2
  Woodland Park Property                                                    1.1.2
  Written Statement                                                         7.5

             19.14 CONSENTS NOT UNREASONABLY WITHHELD

                   Wherever the consent or approval of any party is required under this Agreement, such consent or approval shall not be unreasonably withheld delayed or conditioned, unless such consent or approval is to be given by such party at the sole and absolute discretion of such party or is otherwise similarly qualified.

             19.15 TIME OF THE THE ESSENCE

                   Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement. The parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to each party's execution of this Agreement. Consequently, the parties agree that they are bound strictly by the provisions concerning timely performance of their respective obligations contained in this Agreement and that if any attempt is made by either party to perform an obligation required to be performed or to comply with a provision of this Agreement required to be complied with in a manner other than in strict compliance with the time period applicable thereto, even if such purported attempt is but one day late, then such purported attempt at performance or compliance shall be deemed a violation of this Paragraph 19.15, shall be deemed in contravention of the intention of the parties hereto, shall be null and void and of no force or effect and shall constitute such party's material default under this Agreement.

             19.16 INTEREST ON AMOUNTS DUE

                   Any amount due from either party to the other which is not paid when due shall bear interest at a rate equal to the prime rate reported by the Wall Street Journal under "Money Rates" from time to time or the highest rate permitted by Law, whichever is lower.

             19.17 GOVERNING LAW

                   This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to the principles of conflicts of law theory; provided, however, that the validity, interpretation and effect of any documents or instruments by which real property is conveyed shall be governed by the laws of the State in which such real property is located.

             19.18 TAX AND MEDICARE EFFECT

                   Except as otherwise expressly provided for in this Agreement, neither party (nor such party's counsel or accountant) has made or is making any representations to the other party (nor such party's counsel or accountant) concerning any of the Tax, income or franchise tax, or Medicare effects arising by reason of the transactions provided for in this Agreement as each party has obtained independent professional advice with respect thereto and upon which it has solely relied. Except as otherwise provided in this Agreement, no party shall be liable or in any way responsible to any other party because of any Tax, income or franchise tax, or Medicare effect resulting from the transactions provided for in this Agreement and each party shall be responsible for the payment of any Tax, income or franchise tax, or Medicare related charge or payment for which it becomes liable by reason of the consummation of the transactions provided for in this Agreement.

             19.19 CASUALTY

                   If any part of the Transferred Assets are damaged, lost or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part on or prior to the Closing Date, Seller shall promptly notify Buyer of the same; and if the fair market value of such damage or destruction does not (according to Seller's reasonable estimate) exceed $3,000,000, Seller shall, at Seller's option, either (a) reduce the Purchase Price by the fair market value of the assets destroyed as reasonably determined by Seller, such value to be determined as of the day immediately prior to such destruction or, as the case may be, by the estimated cost to restore damaged goods, (b) provided that the insurance proceeds are obtainable without delay and are, in Seller's reasonable judgment, sufficient to fully restore the damaged assets, upon the Closing, transfer the insurance proceeds or the rights to insurance proceeds of applicable insurance to Buyer and Buyer may restore the improvements, or (c) repair or restore such damaged or destroyed improvements. If any part of the Transferred Assets are damaged, lost or destroyed (whether by fire, theft, vandalism or other cause or casualty) in whole or in part prior to the Closing and the fair market value of such damages exceeds (according to Buyer's reasonable estimate) $3,000,000, Buyer may elect either to (x) require Seller to transfer so much of the proceeds (or the right to the proceeds) of applicable insurance to Buyer as is required for Buyer to restore the improvements and Buyer shall thereafter restore the improvements or (y) terminate this Agreement, in which case the Exclusivity Fee shall be returned to Buyer.

             19.20 CONDEMNATION

                   From the date hereof and until the Closing, in the event that any portion of either the Real Property underlying a particular Hospital, the Lander Property or the Woodland Park Property is taken, reduced or restricted by any pending, threatened or contemplated condemnation or eminent domain proceeding or otherwise, then Buyer, at its sole option, may elect to terminate this Agreement only with respect to the Hospital and related Hospital Businesses affected by such preceding, in which case the Purchase Price shall be reduced by the amount allocated to such Hospital and related Hospital Businesses pursuant to Paragraph 14.5.

             19.21 TAX-DEFERRED EXCHANGE

                   The parties acknowledge that it is Seller's intent to transfer some or all of the Transferred Assets as part of a tax-deferred exchange which qualifies for nonrecognition of gain under Section 1031 of the Code. The manner and format for such exchange shall be designated by Seller; provided, however, that at no time shall Buyer acquire any interest in any property other than the Transferred Assets. Buyer shall cooperate with

Seller in effecting such exchange, provided that (a) Buyer shall not incur any additional liability in connection with such exchange, and (b) all additional closing costs and charges attributable to the exchange shall be paid by Seller. The exchange format to be designated may require Buyer to enter into an exchange escrow with Seller, to acquire Seller's newly selected real property and other tangible or intangible property, and then to transfer such real property and other tangible or intangible property to Seller, or Seller may elect to effect a non-simultaneous exchange wherein Seller will convey the Transferred Assets subject to the exchange to an intermediary designated by Seller who will convey such Transferred Assets to Buyer.



                    Rest of the Page Intentionally Left Blank

      IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                    Seller:

                                    DAVENPORT MEDICAL CENTER, INC.
                                    WOODLAND PARK HOSPITAL, INC.
                                    EGH, INC. QUALICARE OF WYOMING, INC.


                                    By: /s/ Donald W. Thayer
                                        ----------------------------------
                                        Name:  Donald W. Thayer
                                        Title: Vice President

                                    NEW AMERICAN HEALTHCARE
                                    CORPORATION

                                    By: /s/ Robert M. Martin
                                        ----------------------------------
                                        Name:  Robert M. Martin
                                             -----------------------------
                                        Title: CEO
                                             -----------------------------

                                     ANNEX I
                               LIST OF SCHEDULES

  Schedule                                         Description
  --------                                         -----------
  1.1.1                                            Real Property Owned
  1.1.2                                            Real Property Leases, Lander Property
                                                   and Woodland Park Property
  1.1.3                                            Personal Property
  1.1.5                                            Contracts
  1.1.7                                            Purchased Prepaids
  1.1.8                                            Business Names
  1.1.13                                           Joint Ventures
  1.2.7                                            Other Retained Assets
  3.1(b)                                           Paid Time Off
  3.1(g)                                           Capital Leases
  5.1                                              Sellers' States of Incorporation and
                                                   Subsidiaries
  5.3                                              Financial Statements
  5.4                                              Permitted Exceptions
  5.5                                              Third Party Consents
  5.6                                              Governmental Consents
  5.7                                              Hazardous Substances
  5.8                                              Litigation
  5.9                                              Permits
  5.10                                             Compliance with Laws
  5.11                                             Union Matters
  5.12                                             Personnel List
  5.13                                             Defaults Under Assumed Contracts
  5.17                                             Adverse Changes
  5.18                                             Cost Reports and Participation Matters
  5.19                                             Medical Staff Matters
  8.5                                              Commitment Letter
  9.13                                             Parent Guaranty
  14.15                                            Special Limited Powers of Attorney
  14.16                                            Licensed Software
  14.18                                            BuyPower Agreement
  5.20                                             Government Fund
  5.25                                             Motor Vehicle Titles
  6.4                                              Desired Consents
  14.5                                             Purchase Price Allocation

                                    ANNEX II

                                LIST OF EXHIBITS



Exhibit
-------
  2.3(a)(ii)               Bill of Sale and Assignment and Assumption
                           of Assumed Obligations

  8.5                      Commitment Letter

 9.13                      Parent Guaranty

14.15                      Special Limited Powers of Attorney

14.16                      Licensed Software

14.18                      BuyPower Agreement